Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STRATASYS, INC.,

GRANITE ACQUISITION CORPORATION,

SOLIDSCAPE, INC.,

AND

THE CONTROLLING STOCKHOLDERS

May 3, 2011

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(continued)

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(continued)

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(continued)

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SCHEDULES

Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS

Exhibit 1-1 – Adjusted Working Capital
Exhibit 1-2 – Bonus Release Form
Exhibit 1-3 – Option Cancellation Agreement
Exhibit 1-4 – Pro Rata Share
Exhibit 2.1 – Certificate of Merger
Exhibit 2.7(c)-1 – Letter of Transmittal
Exhibit 2.7(c)-2- Lost Certificate Affidavit
Exhibit 3.2 – Written Consent of Stockholders
Exhibit 6.7 – Escrow Agreement
Exhibit 6.10 – Non-Competition and Non-Solicitation Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May 3, 2011, by and among Stratasys, Inc., a Delaware corporation (“Parent”); Granite Acquisition Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent; Solidscape, Inc., a Delaware corporation (“Company”); the stockholders of Company that are a party hereto (“Controlling Stockholders”).

RECITALS

A.          The Boards of Directors of Company, Parent and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.           Pursuant to the Merger, among other things, the outstanding shares of capital stock of Company shall be converted into the right to receive the Final Merger Consideration upon the terms and subject to the conditions set forth herein.

C.           Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

 “Acquisition Proposal” has the meaning ascribed to such term in Subsection 5.3(a) hereof.

“Acquisition Transaction” has the meaning ascribed to such term in Subsection 5.3(a) hereof.

“Adjusted Working Capital” means an amount equal to (i) the Closing Working Capital excluding the Excluded Items, plus (ii) Closing Cash, minus (iii) the sum of (A) Closing Indebtedness and (B) Transaction Expenses, as determined on a consolidated basis in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Company Audited Financial Statements, all in accordance with the line items specifically identified on Exhibit 1-1 hereto.

 “Affiliate” means with respect to a Person (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

 “Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Alternative Arrangements” has the meaning ascribed to such term in Subsection 9.1(g).

“Base Merger Consideration” means $38,000,000.

“Basic Cap” has the meaning ascribed to such term in Subsection 9.1(d).

“Bonus Release Form” means with respect to each employee of the Company set forth on Exhibit 2.11 entitled to a bonus under the Bonus Plan, a release, in the form of Exhibit 1-2, by each such employee releasing Company from any claims that such employee may have against the Company.

“Bonus Plan” means the Company’s Bonus Plan as approved by the Board of Directors on May 3, 2011.

“Bonus Plan Amount” means an amount of cash equal to $735,399.65.

“Bothwell Restricted Stock Award” has the meaning ascribed to such term in Section 3.2 hereof.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by applicable Law to close.

“Calculation Date” means April 30, 2011.

“Certificates” has the meaning ascribed to such term in Subsection 2.7(c)(i) hereof.

“Certificate of Merger” has the meaning ascribed to such term in Section 2.1 hereof.

“Closing” has the meaning ascribed to such term in Section 2.2 hereof.

“Closing Balance Sheet” has the meaning ascribed to such term in Subsection 2.9(b)(iii) hereof.

“Closing Cash” means the cash and cash equivalents reflected on the Closing Balance Sheet.

“Closing Certificate” has the meaning ascribed to such term in subsection 2.9(b)(iii) hereof.

“Closing Date” has the meaning ascribed to such term in Section 2.2 hereof.

“Closing Indebtedness” means the Indebtedness of Company reflected on the Closing Balance Sheet.

”Closing Payment Schedule” has the meaning ascribed to such term in Section 2.6(h) hereof.

“Closing Working Capital” means the Working Capital of Company as of the Calculation Date as determined from the Closing Balance Sheet.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.

“Common Stock Exchange Fund” has the meaning ascribed to such term in Subsection  2.7(b) hereof.

“Common Stock Merger Consideration” means an amount equal to the difference between (i) the Final Merger Consideration and (ii) the sum of (A) the Series A-1 Merger Consideration, (B) the Series A-2 Merger Consideration and (C) the Company Option-Based Merger Consideration.

“Common Stock Per Share Merger Consideration” shall be equal to a cash payment in an amount equal to the quotient obtained by dividing (i) the Common Stock Merger Consideration by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Common Stock Per Share Up Front Merger Consideration” means (i) $2.411644 with respect to each share of Company Common Stock held by a Person that is not a Controlling Stockholder and (ii) $2.097211 with respect to each share of the Company Common Stock held by the Controlling Stockholder, as adjusted to reflect the Purchase Price Adjustment Amount and any changes in the amount of the Indebtedness paid at Closing.

“Common Stock Up Front Merger Consideration” means the sum of (x) $2.411644 multiplied by the number of shares of Company Common Stock held by Persons that are not Controlling Stockholders plus (y) $2.097211 multiplied by the total number of shares of Company Common Stock held by the Controlling Stockholders (as adjusted to reflect the Purchase Price Adjustment Amount and any changes in the amount of the Indebtedness paid at Closing).

 “Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“Company Audited Financial Statements” has the meaning ascribed to such term in Subsection 3.4(a).

 “Company Authorizations” has the meaning ascribed to such term in Section 3.9 hereof.

“Company Balance Sheet” has the meaning ascribed to such term in Section 3.6 hereof.

“Company Balance Sheet Date” has the meaning ascribed to such term in Section 3.5 hereof.

“Company Bylaws” has the meaning ascribed to such term in Subsection 3.1(a) hereof.

“Company Capital Stock” has the meaning ascribed to such term in Subsection 2.6(d) hereof.

“Company Certificate of Incorporation” has the meaning ascribed to such term in Subsection 3.1(a) hereof.

“Company Common Stock” means shares of the common stock of Company, par value $0.001 per share.

“Company Disclosure Schedule” has the meaning ascribed to such term Article 3 hereof.

“Company Employee Plans” has the meaning ascribed to such term in Subsection 3.15(a) hereof.

“Company Financial Statements” means, as of the date of this Agreement, the financial statements delivered pursuant to Section 3.4 hereof and, as of the Closing Date, the financial statements delivered pursuant to Section 3.4 hereof.

 “Company Intellectual Property” means any Intellectual Property used in the business of Company as currently conducted by Company.

“Company Option-Based Merger Consideration” means a cash payment equal to the aggregate amount of the Option Cancellation Payments due to the holders of In-the-Money Company Options outstanding immediately prior to the Effective Time.

“Company Options” means all options to purchase Company Common Stock granted by Company or any of its Subsidiaries issued and outstanding immediately prior to the Effective Time, whether granted pursuant to the Company Option Plan or otherwise.

“Company Option Plan” has the meaning ascribed to such term in Section 3.2 hereof.

“Company Preferred Stock” means, collectively, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

 “Company Product” means any product offered for sale or distribution by Company.

 “Company Service” means any service provided by Company.

“Company Software” has the meaning ascribed to such term in Subsection 3.11(h) hereof.

 “Confidentiality Agreement” has the meaning ascribed to such term in Section 6.2 hereof.

“Confidential Data” has the meaning ascribed to such term in Subsection 3.13(c) hereof.

“Confidential Information” has the meaning ascribed to such term in Subsection 3.11(g) hereof.

“Consultants” has the meaning ascribed to such term in Subsection 3.17(a) hereof.

“Controlling Stockholders” has the meaning ascribed to such term in the introductory paragraph hereof.

 “Damages” means (1) any and all losses, costs, damages, liabilities, debts, charges, interest, penalties, judgments, fines, amounts paid in settlement, and reasonable expenses arising from claims, demands, actions or causes of action, including reasonable attorneys’ fees and expenses, and (2) in addition to the damages described in subsection (1) above, with respect to any breach of any representation or warranty made by Company in Section 3.11 hereof, which results in Company (a) being unable to conduct its business in all material respects as currently conducted due its inability to use the Company Intellectual Property as a result of an infringement of the rights of a third party, or (b) facing additional material competition from a third party, because it no longer holds an exclusive right to the Company Intellectual Property that is material to its business, diminution in value.

“Delaware Law” means the Delaware General Corporation Law.

“Deductible” has the meaning ascribed to such term in Subsection 9.1(d) hereof.

“Dispute” has the meaning ascribed to such term in Section 10.13(a) hereof.

“Disputed Items” has the meaning ascribed to such terms in Subsection 2.9(b)(iv) hereof.

“Dissenting Shares” has the meaning ascribed to such term in Subsection 2.6(g) hereof.

 “Effective Time” has the meaning ascribed to such term in Section 2.2 hereof.

“Employees” has the meaning ascribed to such term in Subsection 3.17(a) hereof.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” has the meaning ascribed to such term in Subsection 3.13(a)(i) hereof.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under  any Environmental Law or Occupational Safety and Health Law and consisting of or relating to (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products), (ii) fines, penalties, judgments, awards, settlements, legal or administrative legal proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law or Occupational Safety and Health Law, (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required by any Governmental Body or any other Person) and for any natural resource damages, or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Representations” has the meaning ascribed to such term in Subsection 9.1(a).

“ERISA” has the meaning ascribed to such term in Subsection 3.15(a) hereof.

“ERISA Affiliate” has the meaning ascribed to such term in Subsection 3.15(a) hereof.

“Escrow Agent” has the meaning ascribed to such terms in Section 2.8 hereof.

“Escrow Agreement” has the meaning ascribed to such term in Section 6.7.

“Escrow Consideration” shall be equal to an amount of cash equal to the difference between (i) the Escrow Fund and (ii) the sum of (A) the amount of cash paid from the Escrow Fund to Parent Indemnified Persons pursuant to Section 2.9(c), Article 9 and the Escrow Agreement and (B) such amounts as are required to be withheld or deducted under any provision of any Tax Law with respect to making such payment.

“Escrow Fund” means the cash payment delivered to the Escrow Agent by Parent for the Escrow Consideration equal to $3,000,000.

“Escrow Period” has the meaning ascribed to such term in the Escrow Agreement.

“Estimated Adjusted Working Capital” means the Adjusted Working Capital derived from the Estimated Closing Balance Sheet.

“Estimated Closing Balance Sheet” has the meaning ascribed to such term in Subsection 2.9(b)(i) hereof.

 “Estimated Closing Certificate” has the meaning ascribed to such term in Subsection 2.9(b)(i) hereof.

 “Estimated Merger Consideration” has the meaning ascribed to such term in Subsection 2.9(b)(i) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Items” means each of the following items set forth on the Company Financial Statements to the extent included in the Closing Balance Sheet: (i) other receivables – Misc.; (ii) accrued bonus – David Bothwell; (iii) accrued interest – Tuckerman notes payable; (iv) accrued interest – other; (v) notes payable – short term; and (vi) current portions of long-term debt, all in accordance with the line items specifically identified on Exhibit 1-1 hereto.

“Facilities” has the meaning ascribed to such term in Subsection 3.13(a)(iii) hereof.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FICA” means the Federal Insurance Contributions Act tax.

“Final Date” has the meaning ascribed to such term in Subsection 8.1(b) hereof.

“Final Merger Consideration” has the meaning ascribed to such term in Subsection 2.9(c) hereof.

“First Release Date” shall have the meaning ascribed to such term in Subsection 9.2(b)(i).

“Fundamental Representations” has the meaning ascribed to such term in Subsection 9.1(a) hereof.

“FUTA” means the Federal Unemployment Tax Act tax.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” has the meaning ascribed to such term in Section 3.3 hereof.

“Hazardous Materials” has the meaning ascribed to such term in Subsection 3.13(a)(ii) hereof.

“Holdback Amount” has the meaning ascribed to such term in Section 2.10 hereof.

 “include,” “includes” and “including” have the meaning ascribed to such terms in Section 10.5 hereof.

“Indebtedness” means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the Ordinary Course of Business), (c) obligations as lessee under leases that have been or should have been, in accordance with GAAP, recorded as capital leases, (d) obligations under direct or indirect guaranties in respect of indebtedness of others, (e) obligations under derivative financial instruments, including, without limitation, interest rate swaps, and (f) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

“Indemnified Person” means a Parent Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnifying Person” means a Parent Indemnifying Person or a Seller Indemnifying Person, as applicable.

 “Independent Accounting Firm” means an independent accounting firm of national reputation mutually agreeable to Parent and Stockholders’ Representative.

“Initial Termination Date” has the meaning ascribed to such term in Subsection 9.1(a) hereof.

“Intellectual Property” means all (i) patents, patent applications (pending or abandoned) and patent disclosures; (ii) trademarks, service marks and registrations and applications for registration thereof; (iii) trade dress, trade names and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith; (iv) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (v) computer software, data, data bases and documentation thereof; (vi) trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists); (vii) agreements or licenses granting any right to or from or under any of the technology described in (i) through (vi); (viii) joint development agreements; (ix) orders and opinions relating to any Company patent, trademark, copyright, knowhow, or trade secret; (x) any jointly owned patent, patent application, trademark, copyright, knowhow or trade secret; (xi) Uniform Resource Locators (a.k.a. “URLs” or “domain names”); and (xii) all goodwill associated with the foregoing.

“International Trade Law” has the meaning ascribed to such term in Section 3.27 hereof.

“In-the-Money Company Option” means each Company Option issued and outstanding immediately prior to the Effective Time with respect to which the per share exercise price is less than $2.411644.

“In-the-Money Per Option Merger Consideration” means with respect to each In-the-Money Option, a cash payment equal to the Option Cancellation Payment with respect to such In-the-Money Option.

“knowledge” means, (1) with respect to Company, the actual knowledge of David Bothwell, Michael Varanka, John T. Wigand or Peter Gallagher (and shall in no event encompass constructive, imputed or similar concepts of knowledge), and (2) with respect to Parent, means the actual knowledge of S. Scott Crump or Robert F. Gallagher (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

“Laws” means any law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.

“Letter of Transmittal” has the meaning ascribed to such term in Subsection 2.7(c)(i) hereof.

“Lien” means any charge, claim lien, option, pledge, security interest, mortgage, right of first option, right of first refusal, restriction or encumbrance, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Lost Certificate Affidavit” has the meaning ascribed to such term in Subsection 2.7(c)(i) hereof.

“made available” has the meaning ascribed to such term in Section 10.5 hereof.

“material” has the meaning ascribed to such term in Section 10.5 hereof.

“Material Adverse Effect” means, with respect to any Person, any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement or the transactions contemplated hereby; (ii) conditions affecting the industry in which the Company and its subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement or any related action; (iv) any change in applicable Laws or the interpretation thereof; (v) actions required to be taken under applicable Laws; (vi) any change in GAAP or other accounting requirements or principles or any change in related Laws, rules or regulations or the interpretation thereof; (vii) any matter set forth in the Company Disclosure Schedule; (viii) natural disasters, epidemics or pandemics or (ix) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism.

“Material Contract” has the meaning ascribed to such term in Subsection 3.23(b) hereof.

“Merger” has the meaning ascribed to such term in Recital A hereof.

 “Merger Sub” has the meaning ascribed to such term in the introductory paragraph hereof.

“Merger Sub Common Stock” has the meaning ascribed to such term in Subsection 2.6(f) hereof.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Officer’s Certificate” has the meaning ascribed to such term in Section 9.3.

“Open Source Software” has the meaning ascribed to such term in Subsection 3.11(j) hereof.

“Option Cancellation Agreement” means a waiver, in form attached hereto as Exhibit 1-3, by the holder of each In-the-Money Option accepting the consideration provided by Subsection 2.6(e) in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration, acknowledging that such holder’s Company Options shall terminate upon and may not be exercised after the Closing Date.

“Option Exchange Fund” has the meaning ascribed to such term in Subsection 2.7(b) hereof.

“Option Cancellation Payment” means with respect to each In-the-Money Option, a cash payment equal to the difference between (x) $2.411644 and (y) the exercise price of such In-the-Money Option.

“Ordinary Course of Business” means an action that is consistent in nature, scope and magnitude with the past practices of the Person taking such action and is taken in the ordinary course of the normal, day-to-day operations of such Person, and does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).  For purposes of Section 3.5 and Subsection 5.2(l), capital expenditures in the Ordinary Course of Business shall include only those expenditures materially consistent with the budget made available by Company to Parent prior to the date of this Agreement.

“OSHA” means the Occupational Safety and Health Act.

“Out-of-the-Money Company Option” means any Company Option issued and outstanding immediately prior to the Effective Time with respect to which the per share exercise price is equal to or more than $2.411644.

 “Parent” has the meaning ascribed to such term in the introductory paragraph hereof.

“Parent Bylaws” has the meaning ascribed to such term in Section 4.1 hereof.

“Parent Certificate of Incorporation” has the meaning ascribed to such term in Section 4.1 hereof.

“Parent Disclosure Schedule” has the meaning ascribed to such term in the introductory paragraph of Article 4 hereof.

“Parent Fundamental Representations” has the meaning ascribed to such term in Subsection 9.1(a).

“Parent Indemnified Persons” has the meaning ascribed to such terms in Subsection 9.1(b)(i) hereof.

“Parent Indemnifying Persons” means Parent and Merger Sub.

“Parent SEC Documents” means all statements, reports, registration statements, definitive proxy statements, and other documents filed with the SEC by Parent since January 1, 2011.

“Per Share Escrow Consideration” shall be an amount equal to the quotient obtained by dividing (i) the Escrow Consideration by (ii) the number of shares of Company Common Stock held by the Controlling Stockholders immediately prior to the Effective Time, which is estimated at $0.309278.

“Per Share Up Front Merger Consideration” means the Common Stock Per Share Up Front Merger Consideration, the Series A-1 Per Share Merger Consideration or the Series A-2 Per Share Merger Consideration, as applicable.

“Permitted Liens” means (i) Liens that do not materially impair Company’s ownership, marketability, title or use of its assets; (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens; (iii) Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken; (iv) purchase money Liens incurred in the Ordinary Course of Business; (v) any Liens created as a result of any act taken by or through Parent, Merger Sub or any of their respective Affiliates; (vi) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased real property which are not violated by the current use and operation of the leased real property; (vii) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not materially impair the occupancy or use of the leased real property for the purposes for which it is currently used in connection with the Company’s and its Subsidiary’s businesses; (viii) public roads and highways; (ix) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; or (x) licenses of Intellectual Property entered into in the Ordinary Course of Business.

 “Person” means any individual or Entity.

“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pro Rata Share” shall equal, with respect to each Controlling Stockholder, the percentage set forth opposite such Controlling Stockholder’s name on Exhibit 1-4 hereto.

“Purchase Price Adjustment Amount” has the meaning ascribed to such term in Section 2.9(a) hereof.

“Release Date” means the First Release Date or the Second Release Date, as applicable.

“Representatives” has the meaning ascribed to such term in Subsection 5.3(a) hereof.

“Required Consents” has the meaning ascribed to such term in Subsection 7.2(c) hereof.

“SEC” means the Securities and Exchange Commission.

“Second Release Date” shall have the meaning ascribed to such term in Subsection 9.2(a)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means a holder of Company Capital Stock or Company Options.

“Seller Indemnified Persons” has the meaning ascribed thereto in Section 9.1(c).

“Seller Indemnifying Persons” means Company and the Controlling Stockholders.

“Senior Manager” has the meaning ascribed to such term in Section 10.13(a) hereof.

“Series A-1 Per Share Merger Consideration” shall be equal to a cash payment in an amount equal to the quotient obtained by dividing (i) the Series A-1 Merger Consideration by (ii) the number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

 “Series A-1 Preferred Stock” means shares of the Series A-1 Preferred Stock of Company.

“Series A-1 Merger Consideration” means $1,000,578.40.

“Series A-2 Per Share Merger Consideration” shall be equal to a cash payment in an amount equal to the quotient obtained by dividing (i) the Series A-2 Merger Consideration by (ii) the number of shares of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time.

 “Series A-2 Preferred Stock” means shares of the Series A-2 Preferred Stock of Company.

“Series A-2 Merger Consideration” means $6,003,470.39.

“Stockholders Agreement” has the meaning ascribed to such term in Section 3.2 hereof.

“Stockholders’ Representative” means the representative appointed to act for and on behalf of the Controlling Stockholders for certain purposes in connection with Section 9.5.

“Stockholders’ Representative’s Expenses” has the meaning ascribed to such term in Subsection 9.5(i).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

 “Subsidiary” means any Entity in which a Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities or other interest that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

 “Surviving Corporation” has the meaning ascribed to such term in Section 2.1 hereof.

“Target Working Capital” means $532,970.

“Tax,” “Taxes” or “Taxable” have the meaning ascribed to such terms in Subsection 3.14(a) hereof.

“Tax authority” has the meaning ascribed to such term in Subsection 3.14(a) hereof.

“Tax Return” has the meaning ascribed to such term in Subsection 3.14(a) hereof.

“Tax Representations” has the meaning ascribed to such term in Subsection 9.1(a) hereof.

“the date of this Agreement” and “the date hereof” have the meanings ascribed to such terms in Section 10.5 hereof.

“Termination Date” has the meaning ascribed to such term in Subsection 9.1(a) hereof.

“Third Party Intellectual Property” means any Intellectual Property owned by a Person other than Company.

 “Transaction Expenses” means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation incurred by Company (whether incurred prior to or on the date of the Agreement, between the date of the Agreement and the Effective Time or at or after the Effective Time) that (i) relates directly or indirectly to (A) the proposed disposition of all or a portion of the business of Company, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Company, (B) the investigation and review conducted by Parent and its Representatives, and any investigation or review conducted by other prospective purchasers of all of a portion of the business of Company, with respect to the business of Company (and the furnishing of information to Parent and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (C) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Company Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, (D) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger, and the obtaining of any consent required to be obtained in connection with any of such transactions, (E) the consummation of the Merger or any of the transactions contemplated by this Agreement, or (F) the Escrow Agent and the administration of the Escrow Fund; or (ii) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other transactions contemplated by this Agreement.

“Transaction Tax Benefit” has the meaning ascribed to such term in Section 6.21(b) hereof.

“Transaction Tax Deduction” means any item of loss or deduction resulting from or attributable to (A) transaction bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company or its Subsidiary on or shortly prior to the Closing Date, (B) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or its Subsidiary with respect to the payment of the Indebtedness, (C) the amount of the Transaction Expenses, and (D) the amount of any deductions for U.S. federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options on or around the Closing.

“Unclaimed Bonus Amount” has the meaning ascribed to such term in Section 2.11 hereof.

 “Up Front Merger Consideration” shall be equal to an amount of cash equal to the difference between (i) the Estimated Merger Consideration and (ii) the Escrow Fund.

“WARN” means the United States Worker Adjustment and Retraining Notification Act.

“Working Capital” means the total of current assets (including accounts receivable, prepaid expenses and all other current assets, but excluding cash), less all current liabilities (including accounts payable, accrued liabilities and all other current liabilities), as determined on a consolidated basis in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Company Audited Financial Statements.

 “Written Consent of Stockholders” has the meaning ascribed to such term in Section 3.2 hereof.

ARTICLE 2
THE MERGER

2.1         The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit 2.1 (the “Certificate of Merger”) and in accordance with the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation.  Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2         Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article 7 hereof or at such other time as the parties hereto agree (the “Closing Date”).  The Closing shall take place at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY  10016, or at such other location as the parties hereto agree.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of the acceptance of such filing, or such later time as may be mutually agreed in writing by Parent and Company and specified in the Certificate of Merger, being the “Effective Time”).

2.3         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4         Certificate of Incorporation; Bylaws.

(a)           Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit A-1 to the Certificate of Merger and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b)           Bylaws.  The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5         Directors and Officers.  At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal.  The officers of the Surviving Corporation shall be the officers of Merger Sub, until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

2.6         Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

(a)           Series A-1 Preferred Stock.  Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to Subsection 2.6(d), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive the Series A-1 Per Share Merger Consideration.

(b)           Series A-2 Preferred Stock.  Each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time, subject to Subsection 2.6(d), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive the Series A-2 Per Share Merger Consideration.

(c)           Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, subject to Subsection 2.6(d), and excluding Dissenting Shares, will be cancelled and extinguished and be converted automatically into the right to receive (i) the Common Stock Per Share Up Front Merger Consideration and (ii) with respect to the Company Common Stock held by the Controlling Stockholders, following each Release Date and subject to and in accordance with Article 9 and the Escrow Agreement, the Per Share Escrow Consideration, if any.

(d)           Company Capital Stock Owned by Parent and Company.  Each share of Company Common Stock and Company Preferred Stock (collectively, “Company Capital Stock”) owned by Company (or held as treasury stock) and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of Company immediately prior to the Effective Time will be cancelled and extinguished without any conversion thereof.

(e)           Company Stock Options.  Each In-the-Money Company Option outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted automatically into the right to receive, upon the delivery to Company of an Option Cancellation Agreement by the holder of such In-the-Money Company Option, the In-the-Money Per Option Merger Consideration.  At the Effective Time, all In-the-Money Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of an In-the-Money Company Option shall cease to have any rights with respect thereto, except the right to receive the cash payment described in this Subsection 2.6(e).  Each Out-of-the-Money Company Option outstanding immediately prior to the Effective Time will be cancelled and extinguished and no consideration will be delivered in exchange therefor.  For the avoidance of doubt, Company shall take all commercially reasonable actions, if any, as is necessary to cause each In-the-Money Company Option to be either exempt from or compliant with Section 409A of the Code prior to receipt by the In-the-Money Company Option holder of the cash payment as described in this Subsection 2.6(e).

(f)           Capital Stock of Merger Sub.  Each share of common stock, no par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shares shall not be entitled to any rights under Sections 2.6(c) above, and the Surviving Corporation shall be a wholly owned subsidiary of Parent.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)           Dissenters’ Rights.  Any holder of shares of Company Capital Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Delaware Law shall be entitled to receive from the Surviving Corporation the right to receive the consideration determined pursuant to Delaware Law for such shares (the “Dissenting Shares”); provided, that no such payment shall be made on any Dissenting Shares unless and until such holder of Dissenting Shares has complied with the applicable provisions of Delaware Law and surrendered to Company the certificate or certificates representing the shares for which payment is being made.  In the event that after the Effective Time a holder of Company Capital Stock fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Capital Stock is entitled under Subsections 2.6(a) through 2.6(c) (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Company Capital Stock held by such holder.  Company shall give Parent prompt notice (and in no event more than two Business Days) of any demand received by Company for appraisal of Company Capital Stock or notice of exercise of a holder of Company Capital Stock’s dissenters’ rights in accordance with Delaware Law.

(h)           Closing Payment Schedule.  Not later than two Business Days prior to the scheduled Closing Date, Company shall deliver to Parent a definitive closing payment schedule (the “Closing Payment Schedule”) certified by the Chief Executive Officer and Controller of Company and by the Stockholders’ Representative and setting forth (i) the name of each Securityholder immediately prior to the Effective Time, (ii) the number, class and series of shares of Company Capital Stock held by each such Securityholder immediately prior to the Effective Time, (iii) the name of each holder of Company Options immediately prior to the Effective Time, (iv) the number of In-the-Money Company Options held by each such holder of In-the-Money Company Options immediately prior to the Effective Time, (v) the number of Out-of-the Money Company Options held by each such holder of Out-of-the Money Options immediately prior to the Effective  Time, (vi) the name of each Person entitled to receive any payment of Transaction Expenses and the aggregate amount of Transaction Expenses payable to each such Person, (vii) the calculation of the Estimated Merger Consideration, including the Estimated Adjusted Working Capital, (viii) the amount to be contributed to the Escrow Fund on behalf of each Controlling Stockholder, and (ix) the aggregate Up Front Merger Consideration payable to each Securityholder pursuant to Subsections 2.6(a) through 2.6(c) and 2.6(e).  Company and the Controlling Stockholders agree that the Merger qualifies as a “Sale Event” within the meaning specified in the Company Certificate of Incorporation and the Closing Payment Schedule shall be prepared consistent with the liquidation provisions set forth in the Company Certificate of Incorporation.  Parent, the Surviving Corporation and the Stockholders’ Representative shall be entitled to rely conclusively on the Closing Payment Schedule and shall have no liability to any Securityholders with respect to the calculation of the Common Stock Per Share Merger Consideration, Series A-1 Per Share Merger Consideration, Series A-2 Per Share Merger Consideration and the Company Option-Based Merger Consideration if the Final Merger Consideration is distributed in accordance with the Closing Payment Schedule.

2.7         Exchange of Certificates.

(a)           Payment of Up Front Merger Consideration.  Parent shall make the payments of the Up Front Merger Consideration as provided in this Section 2.7.

(b)           Parent to Provide Cash.  On the Closing Date, Parent shall pay or cause to be paid to (i) the Company to hold in escrow for exchange in accordance with this Section 2.7 with respect to the In-the-Money Company Options through such reasonable procedures as Parent may adopt cash in an amount sufficient to permit payment of the Company Option-Based Merger Consideration  (the “Option Exchange Fund”), which is estimated at $753,790.32 and (ii) the Stockholders’ Representative for exchange in accordance with this Section 2.7 with respect to the Common Stock Merger Consideration cash in an amount sufficient to permit payment of the aggregate Common Stock Up Front Merger Consideration (other than the Common Stock Up Front Merger Consideration payable to the Controlling Stockholders) (the “Common Stock Exchange Fund”), which is estimated at $30,145.55.

(c)           Exchange Procedures.

(i)            On or immediately following the Closing Date, Company shall mail or otherwise deliver to each holder of record of a certificate or certificates (the “Certificates”) representing outstanding shares of Company Capital Stock: (A) a letter of transmittal in the form of Exhibit 2.7(c)-1 hereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Stockholders’ Representative in the case of holders of Capital Stock other than Controlling Stockholders, or Parent, in the case of Controlling Stockholders, and shall be in such form and have such other provisions as Parent and Company may reasonably specify and shall contain the agreement and acknowledgment of the holder of such Certificates that such holder approves the appointment of the Stockholders’ Representative and agrees to be bound by the indemnification obligations contained in this Agreement and the provisions set forth in Article 9 and the Escrow Agreement, if applicable) (the “Letter of Transmittal”); (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Per Share Up Front Merger Consideration; and (C) a lost certificate affidavit with respect to the Certificates in the form attached hereto as Exhibit 2.7(c)-2 (the “Lost Certificate Affidavit”).  Upon surrender of a Certificate for cancellation (or delivery of a duly executed Lost Certificate Affidavit) to the Stockholders’ Representative in the case of holders of Capital stock other than Controlling Stockholders, or to Parent, in the case of Controlling Stockholders, or to such other agent or agents as may be appointed by the Stockholders’ Representative or Parent and disclosed in writing to each such Securityholder, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor as of the Effective Time the applicable Per Share Up Front Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the applicable portion of the Per Share Up Front Merger Consideration.

(ii)           On or immediately following the Closing Date, Company shall mail or deliver to each holder of In-the-Money Company Options an Option Cancellation Agreement.  Upon surrender of a Company Option to Company or to such other agent or agents as may be appointed by Company and disclosed in writing to each Securityholder, together with an Option Cancellation Agreement, duly completed and validly executed in accordance with the instructions thereto, the holder of an In-the-Money Company Option shall be entitled to receive in exchange therefor the applicable portion of the Company Option-Based Merger Consideration.  Until so surrendered, each outstanding In-the-Money Company Option that, prior to the Effective Time, represented the right to purchase shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the applicable portion of the Company Option-Based Merger Consideration.

(d)           Rights of Former Company Stockholders.  At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Capital Stock immediately prior to the Effective Time and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of this Section 2.7, each Certificate theretofore representing shares of Company Capital Stock (other than shares to be cancelled pursuant to Subsection 2.6(d) or as to Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Subsections 2.6(a) through 2.6(c) in exchange therefor.

(e)           Transfer of Ownership.  If the cash payment of the Per Share Up Front Merger Consideration or Per Share Escrow Consideration is to be made to a Person other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer as described in the Letter of Transmittal.

(f)           No Liability.  Notwithstanding anything to the contrary in this Section 2.7, none of the Surviving Corporation, Parent or any party hereto or any of their respective Affiliates shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(g)           Dissenting Shares.  The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Per Share Up Front Merger Consideration, to which such holder is entitled pursuant to Subsections 2.6(a) through 2.6(c).

2.8         Escrow.  In connection with the Closing, Parent, Company and the Stockholders’ Representative shall have executed and delivered to the other the Escrow Agreement.  The Escrow Fund shall be made by Parent and held by U.S. Bank National Association as escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement and this Agreement.

2.9         Purchase Price Adjustment.

(a)           Purchase Price Adjustment Amount.  The “Purchase Price Adjustment Amount” will be equal to the difference between Adjusted Working Capital  and the Target Working Capital.  If the amount of the Adjusted Working Capital is greater than the amount of the Target Working Capital, the Base Merger Consideration shall be increased by the amount by which the Adjusted Working Capital exceeds the Target Working Capital.  If the amount of the Target Working Capital is greater than the amount of the Adjusted Working Capital, the Base Merger Consideration shall be reduced by the amount by which the Target Working Capital exceeds the Adjusted Working Capital.

(b)           Adjustment Procedure; Payments.

(i)           At least two (2) Business Days prior to the scheduled Closing Date, Company shall deliver to Parent (A) a certificate of Company’s Chief Executive Officer and its Controller (the “Estimated Closing Certificate”) setting forth Company’s estimated calculation of the Final Merger Consideration as of the anticipated Closing Date, including an itemized statement of the estimated Closing Cash, Closing Indebtedness and Closing Working Capital and (B) an estimated balance sheet of Company as of the anticipated Closing Date reflecting Company’s calculation of each of the components of Adjusted Working Capital (the “Estimated Closing Balance Sheet”), which shall have been prepared in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Company Audited Financial Statements.  The Estimated Closing Certificate shall be used by Company to determine the estimated Final Merger Consideration on the Closing Date (the “Estimated Merger Consideration”), subject to further adjustment in accordance with Subsection 2.9(c).

(ii)          At the Closing, Parent and Merger Sub (A) shall pay the Closing Indebtedness included in the calculation of Adjusted Working Capital, which is estimated at $6,254,166.68, (B) shall pay to Company the Bonus Plan Amount in the amount estimated at $735,399.65 and (C) shall make or cause to be made the following payments (which amounts shall, in the aggregate, equal the Estimated Merger Consideration, which is estimated at $32,845,407.32), by wire transfer of immediately available funds:

(A)	first, to the Escrow Agent, the Escrow Fund in the amount of $3,000,000;

(B)	second, to the respective payees of Transaction Expenses, the amounts specified in the Closing Payment Schedule, which are estimated at $929,079.46;

(C)
third, to the Stockholders’ Representative, the Holdback Amount of $50,000 and the amount payable to holders of Company Common Stock that are not Controlling Stockholders as provided in Section 2.7(c)(i) in the amount of $30,145.55;

(D)	fourth, to holders of Series A-1 Preferred Stock in the aggregate amount of the Series A-1 Merger Consideration of $1,000,578.40;

(E)	fifth, to holders of Series A-2 Preferred Stock in the aggregate amount of the Series A-2 Merger Consideration of $6,003,470.39;

(F)	sixth, to Company the Option Exchange Fund in the amount estimated at $753,790.32;

(G)	seventh, to holders of Company Common Stock that are Controlling Stockholders in a total amount estimated at $20,342,943.57 as provided in Section 2.7(c)(i); and

(H)
eighth, to a separate account of Parent to the extent that all amounts payable to holders of Company Common Stock that are Controlling Stockholders have not been paid pursuant to clause (G) above, which amounts shall be paid to such holders upon satisfaction of the conditions set forth in Section 2.7(c)(i)

(iii)         As promptly as possible, but in any event within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative (A) a certificate (the “Closing Certificate”) setting forth Parent’s calculation of the Purchase Price Adjustment Amount and (B) a balance sheet of Company as of the Calculation Date reflecting Parent’s calculation of the Closing Cash, the Closing Indebtedness, and each of the components of the Adjusted Working Capital and the aggregate amount thereof (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP applied on a basis consistent with Company’s past practices used in preparing the Company Audited Financial Statements.  For the avoidance of doubt, all calculations made hereunder with respect to the determination of the Final Merger Consideration shall be made as of the Calculation Date, notwithstanding any changes in any item of such calculation after the Calculation Date.

(iv)           The Stockholders’ Representative shall have forty-five (45) days from the date on which the Closing Certificate and the Closing Balance Sheet have been delivered to it to raise any objection(s) to the Closing Certificate or the Closing Balance Sheet, by delivery of written notice to Parent setting forth such objection(s) in reasonable detail (the “Disputed Items”).  In the event that the Stockholders’ Representative shall not deliver any such objection(s) with respect to the Closing Certificate or the Closing Balance Sheet within such 45-day period, then the Closing Certificate shall be deemed final for purposes of this Subsection 2.9(b) provided that, in the event Parent does not provide any papers or documents reasonably requested by the Stockholders’ Representative or any of its authorized representatives within five (5) days of request therefor (or such shorter period as may remain in such 45-day period), such 45-day period shall be extended by one (1) day for each additional day required for Parent to fully respond to such request.  In the event that any such objection(s) are so delivered, the Closing Certificate shall be deemed not final and Parent and the Stockholders’ Representative shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm.  Parent and the Stockholders’ Representative shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Parent or its Representatives or the Stockholders’ Representative or its Representatives.  Parent and the Stockholders’ Representative shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm.  The Independent Accounting Firm shall (A) consider only those items and amounts which are identified in the notice of objections as being items which the Stockholders’ Representative, on the one hand, and Parent, on the other hand, are unable to resolve and (B) select with respect to each item in dispute an amount between or equal to the position of the Stockholders’ Representative, on the one hand, and Parent, on the other hand.  The Independent Accounting Firm’s determination will be based solely on the definition of Adjusted Working Capital contained herein and the defined terms referenced therein.  Further, the Independent Accounting Firm’s determination, which shall be in writing, shall be based solely on the presentations by the Stockholders’ Representative, on the one hand, and Parent, on the other hand, which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Parent and the Stockholders’ Representative within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Parent, the Stockholders’ Representative and all Securityholders of Company.  The fees and expenses of the Independent Accounting Firm shall be borne equally by Parent and the Stockholders’ Representative.

(c)           Payment of Adjustment Amount.  At such time as the Closing Certificate shall become final in accordance with Subsection 2.9(b)(iv), the Base Merger Consideration as adjusted by the Purchase Price Adjustment Amount determined in accordance with the final Closing Certificate (the “Final Merger Consideration”) shall be compared to the Estimated Merger Consideration.  In the event that the Final Merger Consideration is less than the Estimated Merger Consideration, the Controlling Stockholders shall pay to Parent an amount equal to such excess.  Any payment to be made by the Controlling Stockholders pursuant to this Subsection 2.9(c) shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Subsection 2.9(b)(iv), by release of such amount from the Escrow Fund.  In the event that the Final Merger Consideration is greater than the Estimated Merger Consideration, Parent shall pay to the Controlling Stockholders an amount equal to such excess.  Any payment to be made by Parent pursuant to this Subsection 2.9(c) shall be made, within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Subsection 2.9(b)(iv), by Parent’s payment of such amount to the Stockholders’ Representative (on behalf of the Controlling Stockholders).  Any payment of the Purchase Price Adjustment Amount by the Controlling Stockholders to Parent (in excess of the Escrow Fund) or by Parent to the Controlling Stockholders shall be shall paid based on each Controlling Stockholder’s Pro Rata Share.

2.10         Stockholders’ Representative Holdback.  A portion of the Up Front Merger Consideration payable to the Controlling Stockholders that hold Company Common Stock in an amount equal to $50,000 (the “Holdback Amount”) shall be withheld from the Common Stock Up Front Merger Consideration by Parent and delivered to the Stockholders’ Representative to satisfy potential future obligations, including, without limitation, the Stockholders’ Representative’s Expenses as contemplated by Section 9.5(i); provided that the portion of the Holdback Amount delivered to, and held by, the Stockholders’ Representative on behalf of each such Controlling Stockholder shall be determined based on each Controlling Stockholder’s Pro Rata Share.  The Holdback Amount shall be retained by the Stockholders’ Representative for such time as the Stockholders’ Representative shall determine in its sole discretion.  Any remaining amounts distributed from the Holdback Amount shall be distributed by the Stockholders’ Representative to the Controlling Stockholders based on each Controlling Stockholder’s Pro Rata Share.  Neither Parent nor Merger Sub nor the Surviving Corporation shall have any liability or obligation with respect to the Holdback Amount or the expenditure or distribution thereof.

2.11         Bonus Plan.  On or immediately following the Closing Date, Company shall mail or deliver to each employee of the Company set forth on Exhibit 2.11 hereto a Bonus Release Form.  Upon delivery to Company of a completed and validly executed Bonus Release Form by an employee of the Company set forth on Exhibit 2.11 hereto, Company shall deliver the Bonus Amount to such employee of the Company in accordance with the Bonus Plan and Exhibit 2.11 hereto.  Any portion of the Bonus Amount that remains unpaid to the employees of the Company set forth on Exhibit 2.11 hereto twelve (12) months after the Effective Time (the “Unclaimed Bonus Amount”) shall be delivered to the Stockholders’ Representative (on behalf of the Controlling Stockholders), provided that Company shall continue to be subject to the provisions in this Section 2.11 with respect to the Bonus Plan, and the Controlling Stockholders shall reimburse Company for any portion of the Unclaimed Bonus Amount paid to such employees upon receipt by the Stockholders’ Representative of a written notice from Company regarding such payment.

2.12         No Further Ownership Rights in Company Capital Stock.  The Up Front Merger Consideration and Escrow Consideration and, to the extent applicable, the Holdback Amount delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

2.13         Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Stockholders’ Representative or Parent, as the case may be, shall pay in exchange for such lost, stolen or destroyed Certificates, upon delivery of a duly executed Lost Certificate Affidavit by the holder thereof, such consideration into which the shares represented by such shares represented by such lost, stolen or destroyed Certificate shall have been converted.

2.14         Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement  (including payments in respect of In-the-Money Company Options) such amounts, if any, as it is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax Law.  To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.  The Surviving Corporation may make such payments and required withholdings through its normal payroll process.  Parent shall deposit any funds in respect of In-the-Money Company Options with the Surviving Corporation, such amounts to be disbursed by the Surviving Corporation through its normal payroll process.

2.15         Taking of Necessary Action; Further Action.  Each of Parent, Merger Sub and Company will take all such reasonable and lawful action as may be necessary or desirable to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY

For purposes of this Article 3, any reference to “Company” means Company and, unless otherwise specified or reasonably apparent from the nature of the context in which such term is used, also means any of Company’s Subsidiaries.

Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article 3 are true and correct as of the date hereof, except as disclosed in that section of the document of even date herewith delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the Section or Subsection of this Agreement to which any of the following representations and warranties specifically relate (except to the extent disclosure in any numbered and lettered section of the Company Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Company Disclosure Schedule).

3.1           Organization, Standing and Power, Subsidiaries and Investments.

(a)           Organization, Standing and Power.  Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect on Company.  Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation (the “Company Certificate of Incorporation”), and the Bylaws (the “Company Bylaws”), or other charter documents, as applicable, of Company, each as amended to date.  Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

(b)           Company Subsidiaries.  Company has no Subsidiaries.

(c)           Company Investments.  Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Entity.

3.2           Capital Structure.  The authorized capital stock of Company consists of 10,500,000 shares of Company Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, 9,712,500 shares, and 7,000,000 shares of Company Preferred Stock, of which there were designated 1,000,000 shares of Series A-1 Preferred Stock and 6,000,000 shares of Series A-2 Preferred Stock on the date hereof.  As of the date hereof, there were issued and outstanding 1,000,000 shares of Series A-1 Preferred Stock and 6,000,000 shares of Series A-2 Preferred Stock.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than Permitted Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Bylaws or any agreement to which Company is a party or by which it is bound, other than the Company Certificate of Incorporation, that certain Stockholders Agreement, dated as of June 8, 2006, by and among the Company and the parties named therein (the (“Stockholders Agreement”), Company’s 2006 Equity Incentive Plan (the “Company Option Plan”) and the stock awards issued pursuant thereto and that certain Restricted Stock Award Agreement, dated as of June 8, 2006, by and between the Company and David Bothwell (the (“Bothwell Restricted Stock Award”).  As of the date hereof, there were 787,500 shares of Company Common Stock reserved for issuance under the Company Option Plan, of which 617,500 shares were subject to outstanding options and 170,000 shares were reserved for future option grants.  Company has delivered or made available to Parent true and complete copies of each form of agreement or stock option plan evidencing each Company Option.  Except for the rights created pursuant to this Agreement and set forth in the Company Certificate of Incorporation, the Stockholders Agreement, the Company Option Plan and the stock awards issued pursuant thereto, the Bothwell Restricted Stock Award and the rights disclosed in the preceding three sentences, there are no other options, warrants, calls, rights, securities, commitments or agreements of any character to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, security, commitment or agreement.  All shares of Company Common Stock issuable upon exercise of the options described in this Section 3.2 will be, when issued pursuant to the respective terms of such Options, duly authorized, validly issued, fully paid and nonassessable.  There are no other contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its stockholders; and (ii) to Company’s knowledge, between or among any of Company’s stockholders.  Each of the Controlling Stockholders has executed and delivered to Parent a written consent of stockholders approving this Agreement and the transactions contemplated hereby substantially in the form attached hereto as Exhibit 3.2 (the “Written Consent of Stockholders”).  All shares of outstanding Company Capital Stock and rights to acquire Company Capital Stock were issued in compliance with all applicable federal and state securities Laws.  Each Company Option or other right to acquire Company Common Stock or other equity of Company (A) has an exercise price that was not less than the fair market value of the underlying equity as of the date such Company Option or other right was granted in accordance with all governing documents and in compliance with all applicable Law, (B) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other right, (C) to the extent it was granted to an employee, director or consultant after December 31, 2004, was granted with respect to a class of stock of Company that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code), and (D) has at all times been properly accounted for in accordance with GAAP in Company’s audited financial statements provided or made available to Parent.

3.3           Authority.  Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. The affirmative vote of the holders of (a) a majority of the shares of Company Common Stock and Series A-2 Preferred Stock, voting as a single class, (b) a majority of the shares of the Series A-2 Preferred Stock, voting as separate class, and (c) a majority of the shares of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock originally issued pursuant to that certain Contribution and Securities Purchase Agreement, dated as of June 8, 2006, by and among the Company and the parties named therein, voting as single class, outstanding on the record date for the Written Consent of Stockholders relating to this Agreement are the only votes of the holders of any of Company’s Capital Stock necessary under Delaware Law and the Company Certificate of Incorporation and Company Bylaws to approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.  The execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Company Certificate of Incorporation or the Company Bylaws or (ii) assuming receipt of the Required Consents, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Company Subsidiaries or any of their respective properties or assets, the violation of, or default under, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company or any Company Subsidiaries.  No consent, approval, clearance order, waiver, authorization, action or non-action of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or any other Person is required by or with respect to Company or its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 2.2; and (ii) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

3.4           Financial Statements.

(a)           Financial Statements.  Company has delivered or made available to Parent its audited financial statements for each of the fiscal years ended March 31, 2010 and March 31, 2009, respectively (the “Company Audited Financial Statements”), and its unaudited financial statements (balance sheet, statement of operations, changes in stockholders’ equity and statement of cash flows) on a consolidated basis as at and for the year ended March 31, 2011 (together with the Company Audited Financial Statements, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other.  The Company Financial Statements have been prepared from the books and records of Company and fairly present in all material respects the consolidated financial condition, operating results and cash flow of Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Company Financial Statements.

(b)           Accounting System.  Company maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Company in conformity with GAAP and to maintain accountability for assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).

3.5           Absence of Certain Changes.  Since March 31, 2011 (the “Company Balance Sheet Date”), Company has conducted its business in the Ordinary Course of Business and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, or to the Company’s knowledge any event beyond Company’s control that is reasonably likely to result in, a Material Adverse Effect on Company; (ii) any acquisition, sale or transfer of any material asset of Company other than in the Ordinary Course of Business; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to any Company Capital Stock; (v) any Material Contract entered into by Company, other than in the Ordinary Course of Business and as provided or made available to Parent, or any amendment or termination of, or default by the Company, or to the Company’s knowledge, any other party thereto, under, any Material Contract; (vi) any amendment or change to the Company Certificate of Incorporation or the Company Bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than in the Ordinary Course of Business; (viii) any incurrence, assumption or guarantee by Company of any Indebtedness, other than in the Ordinary Course of Business; (ix) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000 individually or $100,000 in the aggregate; (x) except for capital expenditures and commitments referred to in paragraph (ix) above, any (A) acquisition, lease, license or other purchase of, or (B) disposition, assignment, transfer, license or other sale of, any tangible assets or property in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $25,000 or more, other than in the Ordinary Course of Business; (xi) a cancellation or compromise of any debt or claim or waiver or release of any right of Company in excess of $10,000; (xii) a grant of credit to any customer, distributor or supplier of Company on terms or in amounts materially more favorable than had been extended to such customer, distributor or supplier in the past; (xiii) any material adverse change in Company’s relations with any customers, distributors, suppliers or agents; (xiv) any settlement or compromise of any pending or threatened claim, suit, action, proceeding, investigation or arbitration; (xv) a default by Company or, to Company’s knowledge, any default by another party under any material lease, license or other occupancy arrangement or any receipt of written or, to Company’s knowledge, oral notice of noncompliance or violation thereof by Company from any Person; (xvi) any delay or postponement by Company in the payment of accounts payable and other liabilities outside the Ordinary Course of Business; or (xvii) any negotiation or agreement by Company to do any of the things described in the preceding clauses (i) through (xvi) (other than negotiations with Parent and its Representatives regarding the transactions contemplated by this Agreement).  At the Effective Time, after the consummation of the transactions contemplated hereby, there will be no accrued but unpaid dividends on shares of Company’s Capital Stock.

3.6           Absence of Undisclosed Liabilities.  Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet of Company on a consolidated basis as of the Company Balance Sheet Date (the “Company Balance Sheet”), (ii) those incurred in the Ordinary Course of Business since the Company Balance Sheet date and not reasonably likely to have a Material Adverse Effect on Company; (iii) those set forth on the Company Disclosure Schedule; and (iv) those incurred in connection with the execution of this Agreement.

3.7           Litigation.  Except as set forth in Part 3.7 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration, audit or investigation pending by or before any Governmental Entity or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their properties or any of their officers or directors (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company.  There is no injunction, judgment, decree, order or regulatory restriction imposed upon Company or any of Subsidiaries or any of their assets or business or, to the knowledge of Company, any of their directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Company.  Part 3.7 of the Company Disclosure Schedule lists all actions, suits, proceedings, claims, arbitrations, audits and investigations pending before any agency, court or tribunal that involve Company or any of its Subsidiaries.

3.8           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Company that has or reasonably would be expected to have the effect of prohibiting or materially impairing any material business practice of Company, any acquisition of property by Company or the conduct of  business by Company as currently conducted or as currently proposed to be conducted by Company.

3.9           Governmental Authorization.  Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company’s business or the holding of any such interest ((i) and (ii) herein collectively called “Company Authorizations”), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations or where the failure of such Company Authorizations to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Company.  Company is not and, since January 1, 2006, has not been in violation of or default under, and, to Company’s knowledge, no condition exists that with notice or the lapse of time or both would constitute a material violation of or default under, such Company Authorizations.  No proceeding is pending or, to Company’s knowledge, threatened to revoke or limit any such Company Authorizations.

3.10         Title to Property.  Company has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business),  or in the case of leased properties and assets, valid leasehold interests in, free and clear of all Liens, except Permitted Liens.  The plant, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, except where the failure to be in good operating condition or repair would not have a Material Adverse Effect.  All tangible assets and properties used in the operations of Company are reflected in the Company Balance Sheet to the extent required by GAAP and constitute all of tangible assets and properties necessary to conduct Company’s operations and business as currently conducted by Company in all material respects.  All leases to which Company is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms with respect to Company and, to Company’s knowledge, are valid, binding and enforceable and in full force and effect with respect to each other party thereto, in each case except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally; and general principles of equity (regardless of whether asserted in a proceeding in equity or at law).  True and correct copies of all such leases have been provided or made available to Parent.  Company owns no real property.

3.11         Intellectual Property.

(a)          Title.  Company owns and has good and marketable title to, is licensed under an agreement or otherwise possesses legally enforceable rights to use all Company Intellectual Property, free and clear of any Liens, other than Permitted Liens.  To Company’s knowledge, the Intellectual Property owned by and licensed to Company collectively constitutes all of the Intellectual Property necessary to enable Company to conduct its business as such business is currently being conducted.  To Company’s knowledge, no current or former officer, director, shareholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. Except as set forth on Part 3.11(a) of the Company Disclosure Schedule, Company owns and possesses source code, or has valid object code licenses,  for all software owned by Company in the operation of its business.  Company has not (i) licensed any Company Intellectual Property in source code form to any party or entered into any source code escrow agreement, (ii) entered into any agreements relating to Company Intellectual Property, other than software licenses granted by Company in connection with the sale of Company Products in the Ordinary Course of Business, or (iii) entered into any agreement granting a third party the right to sublicense Company Intellectual Property, other than in the Ordinary Course of Business.  No royalties or other continuing payment obligations are due in respect of Third Party Intellectual Property.

(b)          Patents and Agreements.  With respect to each item of Intellectual Property incorporated into any Company Product or otherwise used in the business of Company (other than commercially available, off-the-shelf software), Part 3.11(b) of the Company Disclosure Schedule lists all Company Intellectual Property owned by Company that is covered by a patent, trademark, service mark or copyright.

(c)          Third Party Infringement.  Except as set forth on Part 3.11(c) of the Company Disclosure Schedule, to Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property rights, including any Third Party Intellectual Property, by any Person, including any employee or former employee of Company.  Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales agreements to end users and other customer agreements arising in the Ordinary Course of Business, the forms of which have been delivered or made available to Parent, and licenses with owners of the Company Intellectual Property.  There are no royalties, fees or other payments payable by Company or any of Company Subsidiaries to any Person by reason of the ownership, use, sale or disposition of Intellectual Property (other than commercially available, off-the-shelf software).

(d)          No Breach.  Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property material to the business of the Company.

(e)          Status.  All patents, trademarks, service marks and copyrights held by Company are valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such registrable Intellectual Property have been paid and all documents, recordations and certificates in connection with such registrable Intellectual Property currently required to have been filed have been filed with the relevant authorities in the United States or foreign jurisdictions for the purposes of prosecuting, maintaining and perfecting such registrable Intellectual Property and recording Company’s interests therein.  To Company’s knowledge, Company is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party.  Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party.  Company has not allowed any Intellectual Property for which Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its statutory term or with respect to Intellectual Property no longer useful in the operation of the Company’s business).

(f)           Employee and Consultant Assignment.  Company has secured valid written agreements (containing no exceptions or exclusions from the scope of coverage) from all current and former employees regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons, the form of which has been supplied to Parent.  Except as set forth on Part 3.11(f) of the Company Disclosure Schedule, Company has secured valid written agreements (containing no exceptions or exclusions from the scope of coverage) from all current and former consultants and independent contractors involved in the development, modification, marketing and servicing of any Company Products or Company Intellectual Property regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons, the form of which has been supplied or made available to Parent.  No employee, consultant or independent contractor of Company is in violation of any term of any patent disclosure or other intellectual property agreement or employment contract or any other contract or agreement relating to the relationship of any such employee, consultant or independent contractor with Company.  No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property.

(g)          Confidentiality.  Company has taken all reasonable measures to protect and preserve the confidentiality of all confidential or non-public Company Intellectual Property and to otherwise maintain and protect the full value of all Company Intellectual Property.  All use, disclosure or appropriation of know how or other ideas eligible for trade secret protection not otherwise protected by patents or patent applications  (“Confidential Information”) owned by Company or a third party has been pursuant to the terms of a written agreement between Company and such third party.  All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

(h)          Software.  A complete list of each of the Company Products and Company’s proprietary software (“Company Software”), together with a brief description of each, is set forth in Part 3.11(h) of the Company Disclosure Schedule.  The Company Software and Company Products conform in all material respects with any published specification, published documentation, written performance standard, representation or statement provided with respect thereto by or on behalf of Company.  Company has documented all bugs, errors and defects in all Company Products and such documentation is retained and available internally at Company.

(i)           No Proceedings.  Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company Intellectual Property by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.  Company is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Company of the Company Intellectual Property or Company Products other than the licensing agreements regarding such Company Intellectual Property.

(j)           No Open Source Software.  Except as set forth on Part 3.11(j) of the Company Disclosure Schedule, no Open Source Software forms part of any Company Product or Company Service and no Open Source Software was or is used in connection with the development of any Company Product or Company Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Company Product, or Company Service.  As used in this Section 3.11, “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., software distributed under any license approved by the Open Source Initiative) or similar licensing or distribution models and requires the distribution of source code to licensees, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.  Except as set forth on Part 3.11(j) of the Company Disclosure Schedule, any Open Source Software used by Company in a Company Product or in the business of Company is used in compliance with the requirements of the applicable license and Company has documented such compliance.  The use of Open Source Software in Company Products or in the business of Company has not resulted in the release of any proprietary code written by Company employees or independent contractors for Company to be required to be released under the terms of an Open Source Software License.  Except as set forth on Part 3.11(j) of the Company Disclosure Schedule, no proprietary code written by Company employees or independent contractors for Company has been released under the terms of an Open Source Software type of license.

(k)           No Required Actions.  Except as set forth on Part 3.11(k) of the Company Disclosure Schedule, there are no actions that must be taken by Company within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.  Except as set forth on Part 3.11(k) of the Company Disclosure Schedule, after the Closing Date, all Company Intellectual Property owned by Company will be freely transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.

(l)           No Opinions.  Company has not received any opinion, written or oral, of counsel that any third party patents apply to any of the Company Products.

(m)         No Government Funding.  No government funding or facilities of a university, college or other educational institution or research center has been used in the development of the Company Intellectual Property.

(n)          Industry Standards Bodies.  Company is not now nor has ever been a member of or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company to grant or offer to any third party any license or right to any Company owned Intellectual Property.

3.12         [Intentionally omitted].

3.13         Environmental Matters.

(a)          Definitions.  The following terms shall be defined as follows:

(i)           “Environmental Laws” means any Law that requires or relates to (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that would have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment, (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting resources, species, or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances, (vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention or (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(ii)          “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

(iii)         “Facilities” any real property, leaseholds, or other interests currently or formerly owned or operated by Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Company.

(b)          Compliance with Laws.  Except as set forth on Part 3.13(b) of the Company Disclosure Schedule, Company is, and since June 8, 2006 has been, in substantial compliance with and not in material violation of or subject to any material liability under, any applicable Environmental Law.  To Company’s knowledge, Company does not have any basis to expect that it or any other Person for whose conduct it is or may be held to be responsible received any actual or threatened written order, notice, or other communication from (i) any Governmental Entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Company has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Company or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c)          Data Removal and Destruction.  Company has complied in all material respects and has caused all contractors, agents, consultants or other Persons acting on behalf of Company to comply, in all material respects, with all applicable Laws concerning the maintenance, protection, processing, removal and destruction of any form of confidential or protected information and information-containing mediums, including but not limited to paper, microfilm, microfiche, ID badges, devices, computers, computer hard drives, magnetic or digital tapes, disks or cartridges (collectively, “Confidential Data”) in which Company has any interest to maintain, protect, process, remove or destroy.  Company has not received any written notice from any Person alleging any non-compliance with any Law concerning the maintenance, protection, processing, removal or destruction of any Confidential Data.

3.14         Taxes.

(a)          For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever in the nature of Taxes, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity  responsible for the imposition of any such tax (domestic or foreign) (a “Tax authority”); (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person, including pursuant to any Tax sharing or Tax allocation agreement.  “Tax Return” means any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

(b)          Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any of its Subsidiaries is or has been a member, has properly completed and timely filed all Tax Returns required to be filed by each and has paid all Taxes shown thereon to be due (taking into account any extensions of time to file).  All unpaid Taxes of Company for periods through the Company Balance Sheet Date are reflected in the Company Balance Sheet.  Company has no liability for unpaid Taxes accruing after the Company Balance Sheet Date, other than Taxes arising in the Ordinary Course of Business subsequent to the Company Balance Sheet Date.

(c)          Except as set forth on Part 3.14(c) of the Company Disclosure Schedule, there is (i) no claim for Taxes that is a Lien against the property of Company or is being asserted against Company other than Liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Company that is being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Company and that is currently in effect; and (iv) no agreement, contract or arrangement to which Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code.  Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.  Company has not filed and will not file any consent to have the provisions of Section 341(f)(2) of the Code (or comparable provisions of any state Tax Laws) apply to Company.

(d)          There are no Tax sharing or Tax allocation agreements to which Company is a party or to which it is bound.  Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  Except as set forth on Part 3.14(d) of the Company Disclosure Schedule, Company has never been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation.  Company has in its possession receipts for any Taxes paid to foreign Tax authorities during the last seven (7) years.

(e)           Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(f)           Since January 1, 2004, Company has withheld (and paid over to the appropriate governmental authorities) with respect to either its employees or any third party all Taxes required to be withheld, including, but not limited to, FICA and FUTA.

(g)           Company has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

(h)           In connection with the Bothwell Restricted Stock Award, David Bothwell filed an election pursuant to Section 83(b) of the Code to recognize income on the date of such award, Company has withheld all amounts required to be withheld under the Code and under state and local Tax Laws with respect to such award, and no amounts will be required to be withheld by Company in connection with such award as a result of the vesting of the shares of restricted stock covered by such award.

(i)           No payment or benefit that will or may be made by Company to any employee in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

3.15         Employee Benefit Plans.

(a)          Benefit Plans.  Part 3.15(a) of the Company Disclosure Schedule lists, with respect to Company, any Subsidiary of Company and any trade or business (whether or not incorporated) which is treated as a single employer with Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including similar plans outside the United States); (ii) each loan to a non-officer employee in excess of $10,000, and each loan to an officer and director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; and (iv) other fringe or employee benefit plans, programs or arrangements (together, the “Company Employee Plans”).  Part 3.15(a) of the Company Disclosure Schedule also lists all outstanding current or former employment or executive compensation, change in control or severance agreements , written or otherwise, as to which unsatisfied obligations of Company remain for the benefit of, or relating to, any present or former employee, consultant or director of Company.

(b)          Documents.  Company has furnished or made available to Parent a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided or made available to Parent copies of the Form 5500 reports filed for the last three plan years.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code.  Company has also made available to Parent the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any such Company Employee Plan.

(c)          Compliance.  (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect on Company, and Company and each subsidiary or ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default in any material respect under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither Company nor any subsidiary or ERISA Affiliate is subject to any material liability or material penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Company Employee Plan is covered by, and neither Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent (other than for benefits accrued through the date of termination and ordinary administrative expenses typically incurred in a termination event).  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan, except where the failure to do so would not have a Material Adverse Effect.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(d)          COBRA, FMLA and HIPAA.  With respect to each Company Employee Plan, Company and each of its United States subsidiaries have complied except to the extent that such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Company, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.  Part 3.15(d) of the Company Disclosure Schedule describes all obligations of the Company as of the date of this Agreement under any of the provisions of COBRA and the Family and  Medical Leave Act of 1993.

(e)          Effect of Transaction.  Except as set forth on Part 3.15(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Company or any ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider under any Company Employee Plan.

(f)           No Amendments.  There has been no amendment to, written interpretation or announcement (whether or not written) by Company or ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal quarter included in the Company Financial Statements.

(g)          No Pension Plans.  Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)          No Multiemployer Plans.  Neither Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i)           Employee Leaves.  Part 3.15(i) of the Company Disclosure Schedule identifies each employee of Company who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

3.16         Certain Agreements Affected by the Merger.  Except as set forth on Part 3.16 of the Company Disclosure Schedule, other than payments pursuant to Subsection 2.6(e) in respect of Company Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Company, (ii) materially increase any benefits otherwise payable by Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.17         Employee Matters.

(a)          Employee Matters.  Part 3.17 of the Company Disclosure Schedule contains a true, complete and accurate list (and, as indicated below, description) as of the date hereof of (i) the names and titles of all full-time, part-time, temporary or casual employees employed by Company (collectively, “Employees”), together with their status and location of their employment; (ii) the names of all consultants and independent contractors engaged by Company that provide material services to Company (“Consultants”); (iii) the date each Employee was hired; (iv) a list of all written employment or consulting or service contracts between Company and the Employees and Consultants or other agreements for employment for any specified period of time or that provide for any severance payment or benefits upon separation of employment; (v) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of the last completed fiscal year and all other bonuses, incentive schemes and benefits to which such Employee is entitled; (vi) the amount of vacation pay or number of weeks of vacation to which each Employee is entitled as of March 31, 2011; (vii) the names of all inactive Employees, the reason they are inactive Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Employees are entitled from Company; (viii) any employee handbook or personnel policies or procedures manual in effect that governs the terms and conditions or privileges of employment of the Employees; and (ix) particulars of all other material terms and conditions of employment or engagement of the Employees and the positions, title or classification held by them (collectively, “Employee Matters”).

(b)          Compliance with Laws.  Company is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, leaves, classification of workers as employees and independent contractors, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance with any of the above laws and regulations would not have a Material Adverse Effect on Company.   There are no pending claims or, to Company’s knowledge, claims threatened, against Company for any amounts under any workers compensation plan or policy or for long-term disability.  Company has no obligations under COBRA with respect to any former Employees or qualifying beneficiaries thereunder.  To the knowledge of Company, there are no controversies pending or threatened between Company, on the one hand, and any of its Employees or Consultants, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration, audit or investigation before any agency, court or tribunal, foreign or domestic.

(c)          No Collective Bargaining Agreements.  Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any such Employees.

(d)          No Labor Disputes.  No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the Employees has occurred, is in progress or has been, to the knowledge of Company, threatened.

(e)          Compensation.  Company has provided the Employees with all wages, benefits, stock options, bonuses and incentives, and all other compensation that became due and payable prior to the date hereof.

(f)           No Citations.  In the last five (5) years, no citation has been issued by OSHA or by a state or provincial occupational safety and health board or agency against Company and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving Company has been filed or is pending or, to the knowledge of Company, threatened against Company under OSHA or any state or local occupational safety and health board or any other applicable Law relating to occupational safety and health.

(g)          No Layoffs.  Company has not taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of WARN or that would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law.

(h)          No Violation of Agreements.  To Company’s knowledge, no Employees are in violation of any term of any employment contract, confidentiality agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by Company because of the nature of the business conducted or presently proposed to be conducted by Company or to the use of trade secrets or proprietary information of others.  No Employee has given notice to Company, nor is Company otherwise aware, that any such Employee intends to terminate his or her employment with Company.

3.18         Product or Service Liability.  Except as set forth on Part 3.18 of the Company Disclosure Schedule, since January 1, 2006, there has been no claim, suit, action, proceeding or investigation by or before any Governmental Entity pending or, to Company’s knowledge, threatened against or involving Company relating to (i) any Company Products or Company Services and alleged to have been defective or improperly rendered or not in compliance with published specifications, or (ii) any products or software delivered or sold by Company that are defective or not in compliance with published specifications.

3.19         Product Warranty.  Except as set forth on Part 3.19 of the Company Disclosure Schedule, each Company Product has been in conformity in all material respects with all applicable published specifications and all express and implied warranties, and Company has no material liability (and to Company’s knowledge, there is no basis for any present or future claim, suit, action or proceeding against it giving rise to any such liability, other than general requests by customers for product improvements) for replacement or repair thereof or other damages in connection therewith, except for claims arising in the Ordinary Course of Business, which in the aggregate, would not reasonably cause a Material Adverse Effect on Company.

3.20         Inventory.  Subject to reserves set forth on the Company Balance Sheet, the inventories shown on the Company Balance Sheet or thereafter acquired by Company were acquired and maintained in the Ordinary Course of Business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the Ordinary Course of Business fit for the purposes for which it was procured or manufactured, salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by Company therefor and have been manufactured or procured in accordance with all applicable Laws.  Since the Company Balance Sheet Date, Company has continued to replenish inventories in a normal and customary manner consistent with past practices.  Company has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  The values at which inventories are carried reflect the inventory valuation policy of Company, which is consistent with its past practice and in accordance with GAAP.  Company is not under any liability or obligation with respect to the return of any item of inventory in the possession of wholesalers, retailers or other customers.  Since the Company Balance Sheet Date, adequate provision has been made on the books of Company in the Ordinary Course of Business and in accordance with GAAP to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage and write-offs and write-downs of inventories.

3.21         Accounts Receivable.  Subject to any reserves set forth therein, the accounts receivable, unbilled work in process and other debts due or recorded as shown on the Company Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the Ordinary Course of Business in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counterclaims.

3.22         Customers and Suppliers.  Except as set forth on Part 3.22 of the Company Disclosure Schedule, no customer that individually accounted for more than 5% of Company’s gross revenues during the 12-month period preceding the date hereof and no supplier that individually accounted for more than 5% of Company’s purchases during the 12-month period preceding the date hereof has cancelled or otherwise terminated, or made any written or oral threat to Company to cancel or otherwise terminate its relationship with Company or has, at any time on or after the Company Balance Sheet Date, decreased materially its services or supplies to Company (other pursuant to a request by Company) in the case of any such supplier, or its usage of the services or products of Company in the case of any such customer, and no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Company or to decrease materially its services or supplies to Company or its usage of the services or products of Company, as the case may be.  Company has not knowingly breached, so as to provide a benefit to Company that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company.

3.23         Material Contracts.

(a)          Schedule of Material Contracts.  All of Company’s Material Contracts are listed in Part 3.23 of the Company Disclosure Schedule.  With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Company, and to Company’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law); (ii) assuming receipt of the Required Consents, the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law); and (iii) neither Company nor, to Company’s knowledge, any other party is in breach or default, subject to such exceptions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.  Company has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with GAAP, all amounts due to others by Company under the Material Contracts (and has recognized revenues due from others thereunder in accordance with GAAP), and has satisfied in full or provided for all of its liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Company for which adequate reserves have been set aside.  Except as set forth on Part 3.23(a) of the Company Disclosure Schedule, Company is not a party to any oral Material Contract. Company has delivered or made available to Parent true and correct copies of all Material Contracts.

(b)          Definition.   “Material Contract” means any contract, agreement or commitment to which Company is a party (i) with expected receipts or expenditures in excess of $50,000; (ii) described in Subsection 3.11(b); (iii) requiring Company to indemnify any Person other than in the Ordinary Course of Business; (iv) granting any exclusive rights to any party (including any right of first refusal or right of first negotiation); (v) evidencing Indebtedness, whether borrowed by or loaned from Company, including guarantees of such Indebtedness; (vi) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person; (vii) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); or (viii) that would reasonably be expected to have a Material Adverse Effect on Company if breached by Company.

3.24         Interested Party Transactions.  Company is not indebted to any director or officer of Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Company, and no director or officer or any of its respective Affiliates is a party to any Material Contract (other than as disclosed on Part 3.23 of the Company Disclosure Schedule) with, or has any claim or right against, Company or any of its Subsidiaries.

3.25         Insurance.  Company has delivered or made available to Parent true and correct copies of all policies of insurance and bonds carried by Company and such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and Company is otherwise in compliance in all material respects with the terms of such policies and bonds.  Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.26         Compliance With Laws.  Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Company.

3.27         International Trade Matters.  Company is, and since January 1, 2008 has been, in compliance with and has not been and is not in material violation of any International Trade Law, including but not limited to, all Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same.  Neither Company nor any of its Subsidiaries has received any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law.  “International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

3.28         Absence of Unlawful Payments.  None of (i) Company, (ii) any Controlling Stockholder, director or officer of Company, nor (iii) to Company’s knowledge, any other stockholder, employee, agent or other Person acting on behalf of Company: (A) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA; or (C) has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.29         Minute Books.  The minute books of Company made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.30         Complete Copies of Materials.  Each document delivered or made available by Company to Parent or its counsel in connection with their legal and accounting review of Company has been a true and complete copy, except as otherwise indicated.

3.31         Brokers’ and Finders’ Fees.  Except as set forth on Part 3.31 of the Company Disclosure Schedule, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to Company that the statements contained in this Article 4 are true and correct, except as disclosed in the Parent SEC Documents or in that section of the document of even date herewith delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the Section or Subsection of this Agreement to which any of the following representations and warranties specifically relate (except to the extent disclosure in any numbered and lettered section of the Parent Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Parent Disclosure Schedule).

4.1           Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of Parent and Merger Sub has the power to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted and is duly authorized and qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Parent.  Parent has delivered to Company a true and correct copy of the Certificate of Incorporation (the “Parent Certificate of Incorporation”), and the Bylaws (the “Parent Bylaws”), or other charter documents, as applicable, of Parent and Merger Sub, each as amended to date.  Neither Parent nor Merger Sub is in violation of any of the provisions of its respective charter or bylaws or equivalent organization documents.

4.2           Authority.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Parent Certificate of Incorporation or the Parent Bylaws or the charter documents of Merger Sub, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 2.2; (ii) the filing of a Form 8-K with the SEC within four Business Days after the date hereof; (iii) the filing of a Form 8-K with the SEC within four Business Days after the Closing Date;  and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

4.3           Complete Copies of Materials.  Parent has delivered or made available true and complete copies of each document that has been requested by Company or its counsel in connection with their legal and accounting review of Parent.

4.4           Board and Stockholder Approval.  The Board of Directors of Parent has approved this Agreement and the Merger and the consummation of the transactions contemplated hereby.  The Board of Directors and stockholder of Merger Sub have approved this Agreement and the Merger and the consummation of the transactions contemplated hereby.  The affirmative vote of Parent as sole stockholder of Merger Sub is the only vote of the holders of any of Parent’s or Merger Sub’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4.5           Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6           Litigation.  There is no injunction, judgment, decree, order or regulatory restriction imposed upon Parent or Merger Sub or any of their assets or business or, to the knowledge of Parent, any of their directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.7           Brokers’ and Finders’ Fees.  Except as set forth on Part 4.7 of the Parent Disclosure Schedule, neither Parent nor Merger Sub has incurred, nor will either incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.8           Available Financing.  Parent has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

4.9           Investment Representation. Parent is acquiring the securities of Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the securities of Company. Parent acknowledges that the securities of the Company have not been registered under the Securities Act or any state or foreign securities Laws and that the securities of Company may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the securities of the Company are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

4.10         Solvency.  Assuming the representations and warranties set forth in Article III are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, Company and its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).  Assuming the representations and warranties set forth in Article III are true and correct, immediately after giving effect to the transactions contemplated by this Agreement, Company and its Subsidiaries shall have adequate capital to carry on their respective businesses.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

ARTICLE 5
CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1           Conduct of Business of Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Parent): (a) to carry on its business in the Ordinary Course of Business in substantially the same manner as heretofore conducted; (b) to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes; provided that, the foregoing notwithstanding, Company may use available cash to repay any Indebtedness of Company prior to Closing, (c) to pay or perform other obligations when due; (d) to use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees (other than terminations for cause) and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time; (e) use commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (f) use commercially reasonable efforts to prevent the lapse of any material Intellectual Property of Company; (g) operate its business in all material respects in compliance with all applicable Laws; (h) subject to applicable Law provide updates to Parent concerning operational matters of a material nature; and (i) maintain in effect and, when necessary, renew the insurance policies of Company and notify Parent prior to making any modifications to the insurance policies of Company.  Company agrees to promptly notify Parent of (i) any material event or occurrence not in the Ordinary Course of Business, and of any event that would reasonably be expected to have a Material Adverse Effect on Company, and (ii) any change in its capitalization as set forth in Section 3.2.

5.2          Restrictions on Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the failure of Parent to consent to such action shall not be deemed a Material Adverse Effect for purposes of this Agreement:

(a)           Charter Documents.  Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

(b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)           Stock Option Plans, Etc.  Except in accordance with the terms of the Company Option Plan and the stock awards issued pursuant thereto and the Bothwell Restricted Stock Award, take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d)           Agreements.  Enter into, terminate (or fail to renew) or amend, in a manner that will materially adversely affect the business of Company, (i) any agreement involving the obligation to pay or the right to receive $50,000 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of material Intellectual Property rights or rights to market or sell Company Products or (iii) any other agreement material to the business or prospects of Company or that is or would be a Material Contract;

(e)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f)           Intellectual Property.  Transfer or license to any person or entity any rights to any Intellectual Property other than the license of non-exclusive rights to Intellectual Property in the Ordinary Course of Business, place any Intellectual Property into a source-code escrow, or grant any source-code license of any kind;

(g)           Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, except in the Ordinary Course of Business;

(i)            Indebtedness.  Incur any Indebtedness or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(j)            Operating Leases.  Enter into any operating lease in excess of $25,000;

(k)           Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $25,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

(l)            Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements except in the Ordinary Course of Business and consistent with past practice that do not exceed $20,000 individually or $100,000 in the aggregate;

(m)          Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n)           Termination or Waiver.  Terminate or waive any right of substantial value (including any rights under any confidentiality or non-disclosure agreement);

(o)           Employee Benefit Plans; New Hires; Pay Increases.  Enter into, establish, adopt, terminate, withdraw from or amend or take any action to accelerate any rights or benefits under any Company Employee Plan or hire any new director-level or officer-level employee, pay or agree to pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof), or materially increase the benefits, salaries or wage rates of its employees, officers, directors or independent contractors, other than in the Ordinary Course of Business;

(p)           Severance Arrangements.  Grant or pay any severance, termination pay or payments or benefits payable as a result of the Merger (i) to any independent contractor, (ii) to any director or officer, or (iii) to any other employee except payments made pursuant to written agreements outstanding on the date hereof;

(q)           Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Company’s business, provided that it consults with Parent prior to the filing of such a suit, or (iii) with respect to this Agreement and the transactions contemplated hereby;

(r)           Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to Company’s and its Subsidiaries’ business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(s)           Taxes.  Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim, action, suit proceeding, investigation or assessment in respect of Taxes or Tax Returns, surrender any right to claim a refund of Taxes, or take any action or fail to take any action that would have a Material Adverse Effect on the Tax liability of Company;

(t)            Revaluation.  Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business;

(u)           Accounting Policies.  Make any material change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP or applicable Law;

(v)           Other.  Take or agree in writing or otherwise to take, any of the actions described in Subsections 5.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

5.3          No Solicitation.

(a)           No Solicitation.  From and after the date of this Agreement through and including the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, Company and the Controlling Stockholders will, and will cause their directors, officers, employees, independent contractors, agents, advisors and other representatives (collectively, “Representatives”) to, cease any existing discussion or negotiation with any Persons (other than Parent) conducted prior to the date hereof with respect to any proposed, potential or contemplated Acquisition Transaction, and Company and the Controlling Stockholders shall not, and shall cause their Representatives to refrain from, directly or indirectly, and Company and the Controlling Stockholders shall not, directly or indirectly through any officer, director, employee, representative or agent of Company or a Controlling Stockholder or otherwise (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for an Acquisition Transaction, other than the transactions contemplated by this Agreement (any of the foregoing being an “Acquisition Proposal”), (ii) engage or participate in negotiations or discussions concerning, or provide or furnish any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any agreement or understanding with respect to any Acquisition Proposal.  Company represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.  “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition or purchase from Company by any Person or group of Persons (other than Parent or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Parent or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction, (B) any sale or lease (other than in the Ordinary Course of Business), or exchange, transfer, license, acquisition or disposition (other than in the Ordinary Course of Business) of 5% or more of the assets of Company, or (C) any liquidation or dissolution of Company.

(b)           Notification.  Company shall notify Parent immediately (and no later than 24 hours) after receipt by Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Company by any Person that causes Company to reasonably believe that such Person is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.  Company shall keep Parent informed promptly of material amendments or modifications to any such request or Acquisition Proposal

ARTICLE 6
ADDITIONAL AGREEMENTS

6.1          Access to Information.

(a)           Access.  Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all Company’s properties, books, contracts, commitments, records, customers and suppliers and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request.  Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)           Conferences.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)           Effect of Knowledge.  No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger or the rights of the parties to indemnification pursuant to Section 9.2.  The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

(d)           Taxes.  Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company’s Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of  Parent (i) a schedule of the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return, (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction, (iv) a schedule of all material Tax elections filed in each jurisdiction by Company, (v) a schedule of any deferred intercompany gain with respect to transactions to which Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

6.2          Confidentiality.  The parties acknowledge that Parent and Company have previously executed a confidentiality agreement dated November 2, 2010 (the “Confidentiality Agreement”), which agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

6.3          Public Disclosure.  Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange.  After the Effective Time, Parent and the Controlling Stockholders may make any press release or other public announcement concerning the transactions contemplated by this Agreement; provided, that Parent provides the Stockholders’ Representative, and the Stockholders’ Representative provides Parent, as the case may be, with a reasonable opportunity to review and comment upon any such press release prior to making it; provided further, that the Stockholders’ Representative and Parent, as the case may be, shall respond on a timely basis and the Stockholders’ Representative and Parent shall not be restricted from making such announcement; provided, further, that Parent will use commercially reasonable efforts to provide notice to the Stockholders’ Representative prior to disclosing the amount or composition of the Estimated Merger Consideration or the Final Merger Consideration.

6.4          Regulatory Approval; Further Assurances.

(a)           Filings.  Each party, to the extent necessary, shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity.  Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from any Governmental Entity for additional information or documentation and (ii) any inquiries or requests received from any Governmental Entity in connection with antitrust Laws or related matters.  Each of Company and Parent shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such legal proceeding and (C) promptly inform the other party of any communication concerning antitrust Laws to or from any Governmental Entity regarding the Merger.

(b)           Other Actions.  Subject to Subsection 6.4(b) and the other terms of this Agreement, Parent and Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, but subject to Subsection 6.4(b), Parent and Company shall (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger.  Parent and Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained by such party during the period prior to the Effective Time.  Parent and Company, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c)           Limitations.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Company to dispose of any assets, (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Company to discontinue offering any product or service, (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any person, any technology, software or other Intellectual Property, or commit to cause Company to license or otherwise make available to any person any technology, software or other Intellectual Property, (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Company to hold separate any assets or operations, or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Company.

6.5           Company Options.  No Company Options, whether vested or unvested, shall be assumed by Parent in the Merger.

6.6           Legal Requirements.  Each of Parent, Merger Sub and Company will  use commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will use commercially reasonable efforts to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.7           Escrow Agreement.  On or before the Effective Time, Parent, Merger Sub, Escrow Agent and the Stockholders’ Representative will execute the Escrow Agreement in substantially the form attached as Exhibit 6.7 (“Escrow Agreement”).

6.8           [Intentionally omitted].

6.9           [Intentionally omitted].

6.10         Non-Competition and Non-Solicitation Agreements.  On or before the Effective Time, Tuckerman Capital II, L.P., Tuckerman Capital III, L.P., Hanover Partners, LLC and David R. Bothwell will each execute a Non-Competition and Non-Solicitation Agreement in substantially the form set forth as Exhibit 6.10.

6.11         Legal Opinion.  Company shall cause its counsel to deliver to Parent, immediately prior to the Closing Date, an opinion in a form and substance reasonably satisfactory to Parent and its counsel.

6.12         Third Party Consents.  To the extent requested by Parent, Company shall use its commercially reasonable efforts to obtain all Required Consents and to deliver such consents to Parent.

6.13         [Intentionally omitted].

6.14         Certificate of Officers.  Company shall deliver to Parent, immediately prior to the Closing, a certificate executed on behalf of Company by the Chief Executive Officer and President of Company certifying that (i) the representations and warranties of Company in this Agreement are true and correct in all material respects, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), and (ii) Company has performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

6.15         Certificate of Secretary.  Company shall deliver to Parent, immediately prior to the Closing, a certificate executed by Company’s Secretary attached thereto (a) the Company Certificate of Incorporation as in effect immediately prior to the Effective Time, (b) the Company Bylaws as in effect immediately prior to the Effective Time, (c) resolutions approved by Company’s Board of Directors authorizing the transactions contemplated hereby, (d) the executed written consents of Company’s shareholders approving the Merger and (e) certificates of good standing (including tax good standing for the State of Delaware) issued by the Secretary of State of the State of Delaware and for each other state where Company is qualified to do business, dated as of a date no more than two (2) Business Days prior to the Effective Date.

6.16         Resignation Letters.  Company shall deliver to Parent written resignations of all officers and directors of Company effective as of the Effective Time.

6.17         Closing Payment Schedule.  Company shall deliver to Parent immediately prior to the Closing Date the Closing Payment Schedule, accompanied by detailed supporting documentation reasonably satisfactory to Parent (including written confirmations, in a form satisfactory to Parent) from those Representatives of Company identified by Parent as to all amounts paid, owed and to be owed by Company with respect to services performed by them through the Closing Date (or following the Closing Date with respect to the transactions contemplated hereby).

6.18         Notification of Certain Matters.  Each of Company and Parent shall give immediate notice to the other parties if any of the following occurs after the date of this Agreement and prior to the Effective Time (i) receipt of any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Material Contract, (ii) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iv) to Company’s knowledge, the occurrence or non-occurrence of any fact or event that would reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied, (v) the commencement or threat of any action involving or affecting Company or any of its properties or assets, (vi) to Company’s knowledge or Parent’s knowledge, the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Company or Parent of any provision of this Agreement applicable to it, (vii) to Company’s knowledge or Parent’s knowledge, the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement, and (viii) to Company’s knowledge or Parent’s knowledge, the occurrence of any event that had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Company; provided, however, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.

6.19        Employee Matters.  Parent will indemnify the Seller Indemnified Persons from and against any Damages that may be incurred by them under WARN or under any state, local or foreign Law with respect to any plant or office closing, layoff or relocation occurring after the Closing or as a result of any action taken by Parent, the Surviving Corporation or its Subsidiaries following the Closing or with respect to any obligation to provide notice, payment or any other benefit as a result of or arising out of any termination of employment of any employee of the Surviving Corporation or its Subsidiaries following the Closing (other than with respect to any losses attributable to any employee of the Surviving Corporation or its Subsidiaries whose employment was terminated prior to the Closing (other than as requested by Parent)).

6.20        Tax Matters.

(a)           Responsibility for Filing Tax Returns.

(i)            Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Company and its Subsidiaries that have not yet been filed as of the Closing Date.  Parent shall timely pay or cause to be timely paid any amount shown as due on such Tax Returns.  All such Tax Returns that are with respect to Pre-Closing Tax Periods shall be prepared in a manner that is consistent with the past custom and practice of Company and its Subsidiaries, except as required by a change in applicable Law.  Neither Company nor its Subsidiaries shall waive any carryback of any net operating loss, capital loss or credit on any such Tax Return.  At least 30 days prior to the date on which each such Tax Return is due, Parent shall submit such Tax Return to the Stockholders’ Representative to provide the Stockholders’ Representative with an opportunity to comment on and approve such Tax Returns and for such Tax Returns to be modified, as requested by the Stockholders’ Representative, before filing.

(ii)           With respect to the preparation of Tax Returns, Parent and the Stockholders’ Representative agree that all Transaction Tax Deductions shall be treated as allocable to the Pre-Closing Tax Period.  To the extent permitted by applicable Law, Parent shall include all Transaction Tax Deductions as deductions in the Tax Returns of Company or its Subsidiaries for the Pre-Closing Tax Period that ends on the Closing Date (and shall request a refund (rather than a credit against future Taxes) with respect to any overpayment for any Pre-Closing Tax Period.  For the portion of the day of the Closing after the time of Closing, other than the transactions expressly contemplated hereby, Parent shall cause Company and its Subsidiaries to carry on its business only in the ordinary course in the same manner as heretofore conducted.  Parent, Company and its Subsidiaries shall not take any action, or permit any action to be taken, that may prevent the Tax year of Company and its Subsidiaries from ending for all relevant Tax purposes at the end of the day on which the Closing occurs and shall, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of Company and the Subsidiary.

(iii)           To the extent the Transaction Tax Deductions are not fully utilized in the Pre-Closing Tax Period, Parent, the Stockholders’ Representative, and Company consent and agree that Company and the Subsidiary, as appropriate, shall elect to carry back any item of loss, deduction, or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by Law  (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary), and Parent, Company and/or the Subsidiaries shall prepare and file, or cause to be prepared and filed, as soon as practicable following the Closing Date, any claim for refund resulting from such carry back as part of the preparation and filing of the Tax Returns described in Section 6.20(a)(i) (and the Stockholders’ Representative shall have the review and comment rights described in the last sentence of Section 6.20(a)(i)).

(b)           Transaction Tax Benefits.  Parent shall pay to the Stockholders’ Representative (on behalf of the Securityholders) any Transaction Tax Benefit (as defined below) within ten (10) Business Days of realizing such benefit to the extent that such Transaction Tax Benefit is not reflected in the calculation of Closing Working Capital; provided, however, that Parent, the Surviving Corporation or any Affiliate of Parent shall be entitled to deduct from such refund or other amount payable to the Stockholders’ Representative the reasonable out-of-pocket expenses incurred by Parent, the Surviving Corporation or such Affiliate of Parent to prepare any amendments to previously filed Tax Returns necessary to obtain such refund or other amount payable to the Stockholders’ Representative.  For this purpose, a “Transaction Tax Benefit” is (i) any refund of Tax paid with respect to a Pre-Closing Tax Period to the extent attributable to a Transaction Tax Deduction (including from the carryback of Transaction Tax Deductions) (and any interest thereon) and (ii) any reduction in Company’s or its Subsidiaries’ cumulative liability for Taxes with respect to a Pre-Closing Tax Period resulting from a Transaction Tax Deduction.  A Transaction Tax Benefit shall be deemed to be realized in a Pre-Closing Tax Period if, and to the extent that, either (1) Parent, Company or its Subsidiaries receives a refund of Taxes paid as a result of the carry back to a previous taxable year of a Transaction Tax Deduction or (2) Parent’s, Company’s or its Subsidiaries’ cumulative liability for Taxes for such taxable year, calculated by excluding the relevant Transaction Tax Deduction, exceeds Parent’s, Company’s or its Subsidiaries’ actual liability for Taxes for such taxable year, calculated by taking into account the relevant Transaction Tax Deduction (treating such Transaction Tax Deduction as the last item claimed for any taxable year).

(c)           Books and Records; Cooperation.  Parent and the Stockholders’ Representative shall, and shall cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return, including the filing of any claim for refund resulting from a carry back of a Transaction Tax Deduction, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to Company or its Subsidiaries and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

(d)           Amendment of Tax Returns.  Without the prior written consent of Stockholders’ Representative, Parent will not amend or permit Company or its Subsidiaries to amend any Tax Return relating to a Pre-Closing Tax Period; provided, however, that no additional consent is required to amend Tax Returns as contemplated by Section 6.20(a)(iii) hereof.

(e)           No Section 338 Election.  Parent shall not make any election under Code Section 338 (or any similar provision under Law) with respect to the acquisition of Company and its Affiliates.

(f)           Straddle Period Allocation.  To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income or receipts of Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company or its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.21         Commercially Reasonable Efforts and Further Assurances.  Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE 7 CONDITIONS TO THE MERGER

7.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth in this Section 7.1, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Government Entity seeking any of the foregoing be pending or, to the knowledge of Company or Parent, threatened; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.  In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

(b)           Governmental Approvals.  Parent, Company and Merger Sub shall have timely obtained from each Governmental Entity all material approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby as set forth on Part 7.1(b) of the Company Disclosure Schedule.

If the Closing occurs, all closing conditions set forth in this Section 7.1 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent, Merger Sub and Company.

7.2           Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth in this Section 7.2, any of which may be waived, in writing, by Parent.

(a)           Accuracy of Representations.  Each of the representations and warranties of Company in Article 3 shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), and Company shall have provided Parent with a certificate from an executive officer of Company to this effect.

(b)           Performance of Covenants.  Each of the covenants and obligations that Company is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed, and Company shall have provided Parent with a certificate from an executive officer of Company to this effect.

(c)           Third Party Consents.  Parent shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth on Part 7.2(c) hereto (the “Required Consents”).

(d)           No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect on Company since the date of this Agreement.

(e)           Certificate of Secretary.  Company shall deliver to Parent, immediately prior to the Closing, a certificate executed by Company’s Secretary attached thereto (i) the Company Certificate of Incorporation as in effect immediately prior to the Effective Time, (ii) the Company Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Company’s Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions duly adopted and approved by the vote of the holders of all Company Capital Stock necessary under Delaware Law and the Company Certificate of Incorporation and Company Bylaws to approve this Agreement and the transactions contemplated hereby and (v) a certificate of good standing issued by the Secretary of State of Delaware, dated as of a recent date.

(f)           Escrow Agreement.  Company, Escrow Agent and the Stockholders’ Representative shall have entered into the Escrow Agreement.

(g)           Pre-Closing Deliveries.  Company shall have delivered to Parent the materials required under Section 2.7.

If the Closing occurs, all closing conditions set forth in this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub.

7.3           Additional Conditions to the Obligations of Company.  The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the conditions set forth in this Section 7.3, any of which may be waived, in writing, by Company.

(a)           Accuracy of Representations.  Each of the representations and warranties of Parent and Merger Sub in Article 4 shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date), and Parent shall have provided Company with a certificate from an executive officer of Parent to this effect.

(b)           Performance of Covenants.  Each of the covenants and obligations that Parent or Merger Sub is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed, and Parent shall have provided Company with a certificate from an executive officer of Parent to this effect.

(c)           Escrow Agreement.  Parent, Merger Sub and Escrow Agent shall have entered into the Escrow Agreement.

(d)           Closing Payments.  Parent and Merger Sub shall have made the payments set forth in Section 2.7(b).

If the Closing occurs, all closing conditions set forth in this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Company.

ARTICLE 8
TERMINATION

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Subsection 8.1(b) through Subsection 8.1(e), by written notice by the terminating party to the other parties):

(a)           by mutual written consent of Parent and Company;

(b)           by either Parent or Company if, without fault of the terminating party, the Closing shall not have occurred on or before May 3, 2011, or such later date as may be agreed upon in writing by the parties hereto (the “Final Date”); provided, however, that the Final Date shall be extended to May 10, 2011, in the event that the only reason the Closing shall not have occurred by May 3, 2011, is the failure of the conditions set forth in Section 7.1(a) or Section 7.1(b) (although such extension shall not occur if the failure of such conditions has been caused or resulted from one party’s action or failure to act constituting a breach of this Agreement and the other party does not consent to such extension); and provided further, that the right to terminate this Agreement under this Subsection 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           By Parent upon written notice to the Company if any of the conditions to the Closing set forth in Subsection 7.2(a) or 7.2(b) shall have become incapable of fulfillment and shall not have been waived in writing by Parent;

(d)           By Company upon written notice to Parent if any of the conditions to the Closing set forth in Subsection 7.3(a) or 7.3(b) shall have become incapable of fulfillment and shall not have been waived in writing by Company; or

(e)           by either Parent or Company if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors or stockholders, except to the extent that such termination results from the breach of this Agreement in any material respect prior to the time of such termination, in which event the terminating party will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement; provided, however, that the provisions of Section 6.2 (Confidentiality), this Section 8.2, Section 8.3 (Expenses) and Article 10 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

8.3           Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

ARTICLE 9
INDEMNIFICATION AND ESCROW

9.1          Indemnification.

(a)           Survival.  All representations and warranties of the parties contained in this Agreement or in any certificate delivered by a party pursuant to this Agreement shall (i) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto and (ii) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date, which shall be true and correct as of such date) in each case, subject to the limitations set forth in this Section 9.1  The representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered by a party pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is 20 months after the Closing Date (the “Initial Termination Date”); provided that (i) the representations and warranties under Section 3.1 (Organization, Standing and Power, Subsidiaries and Investments), Section 3.2 (Capital Structure), Section 3.3 (Authority), Section 3.31 (Brokers’ and Finders’ Fees) (collectively, the “Fundamental Representations”), and the representations of Parent and merger Sub under Section 4.1 (Organization, Standing and Power), 4.2 (Authority) and Section 4.7 (Brokers’ and Finders’ Fees) (collectively, the “Parent Fundamental Representations”) and related indemnity obligations shall survive will survive without limitation; (ii) the representations and warranties under Section 3.13 (Environmental Matters)  (“Environmental Representations”) shall survive for a period of four years after the Closing Date; and (iii) the representations and warranties under Section 3.14 (Taxes) (“Tax Representations”) shall survive until the date that is 60 days after the expiration of the respective applicable statute of limitations for such item.  Each of the dates specified in this Subsection 9.1(a), other than the Initial Termination Date, shall be a “Termination Date.”  Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Parent Indemnified Person or Seller Indemnified Person prior to the Initial Termination Date or Termination Date, as the case may be, of the representation, warranty or indemnification obligation pursuant to this Section 9.1, the indemnification obligations set forth in this Article 9 shall continue with respect to such claim until the resolution thereof.

(b)           Indemnification by Company and the Controlling Stockholders.

(i)           Subject to the limitations set forth in this Article 9, the Seller Indemnifying Persons will severally indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys, employees, and Affiliates (individually, a “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any Damages based upon, arising out of, or otherwise in respect of or that may be incurred by virtue of or result from (A) the inaccuracy in or breach of any representation or warranty made by Company in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Company hereunder; (B) any non-fulfillment or breach of any covenant or agreement made by Company in this Agreement; (C) any claim of any nature by any holders of Company Capital Stock or Company Options arising out of or in connection with this Agreement, the Merger or the termination of the Company Option Plan (other than claims for payments under Subsection 2.6 or claims for indemnification pursuant to Section 9.1(c) of this Agreement); (D) any amount payable in respect of any Dissenting Share in excess of the Final Merger Consideration attributed to such Dissenting Share and any costs and expenses incurred in defending any claim involving Dissenting Shares; (E) any liability for (1) any Tax imposed on Company with respect to any Tax period prior to the Effective Time, (2) liability for any Tax of any other Person for periods ending on or before the Effective Time imposed upon Company as a result of Company being included prior to the Effective Time in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law) or, as a transferee or successor, by agreement or otherwise or (3) any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement; or (F) enforcing the indemnification provided for hereunder.  In connection with any exercise by any Parent Indemnified Person of its rights hereunder, it shall make all claims for indemnification through, and deal exclusively with, the Stockholders’ Representative; provided, however, that the Seller Indemnifying Persons shall be responsible for such claims in accordance with this Section 9.1.

(ii)           Nothing in this Agreement shall limit the liability in amount or otherwise of (A) Company for any breach of any representation, warranty or covenant if the merger does not close or (B) Company with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

(c)           Indemnification by Parent and the Surviving Corporation.  Subject to the limitations set forth in this Article 9, from and after the Closing, the Parent Indemnifying Persons shall indemnify and hold each of the Securityholders and the Stockholders’ Representative and their respective officers, directors, agents, representatives, attorneys, employees and Affiliates (each, a “Seller Indemnified Person” and collectively the “Seller Indemnified Persons”) harmless from all Damages incurred by them based upon, arising out of, or otherwise in respect of or that may be incurred by virtue of or result from (i) the inaccuracy in or breach of any representation and warranty made by Parent or Merger Sub in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Parent or Merger Sub hereunder; (ii) any non-fulfillment or breach of any covenant made by Parent or Merger Sub in this Agreement; (iii) enforcing the indemnification provided for hereunder; (iv) any claim or suit brought against any of the Seller Indemnified Persons at any time on or after the Closing Date relating to actions taken (or omissions) by Parent or Company on or after the Closing Date other than any claim or action by Parent pursuant to Section 9.1(b).

(d)           Limitations.

(i)            No claim for any Damages asserted by a Parent Indemnified Person under Subsection 9.1(b)(i) (other than the Fundamental Representations, Environmental Representations and Tax Representations) or asserted by a Seller Indemnified Person under Subsection 9.1(c) shall be made by an Parent Indemnified Person or Seller Indemnified Person, as the case may be, until the aggregate amount of all Damages with respect to all such claims exceeds a total of $250,000 (the “Deductible”), in which event such Parent Indemnified Person or Seller Indemnified Person shall be permitted to make claims under this Article 9 for all Damages exceeding the Deductible.  The Seller Indemnifying Persons shall not be liable for Damages under Subsection 9.1(b) (other than for a breach of the Fundamental Representations, the Environmental Representations, or the Tax Representations) in excess of $6,000,000 (the “Basic Cap”).  The Seller Indemnifying Persons shall not be liable for Damages for breach of the Fundamental Representations, the Environmental Representations or the Tax Representations in excess of the Final Merger Consideration.  Anything herein to the contrary notwithstanding, HighPoint Capital Partners, LLC shall not be liable for Damages in excess of its Pro Rata Share of the Escrow Fund.

(ii)           For purposes of determining the amount of any Damage, but not determining whether any such Damage has occurred, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or words of similar effect of any Person shall be deemed not to include such qualifications.

(iii)          No Securityholder other than the Controlling Stockholders shall be liable for any Damages.  No Controlling Stockholder shall be liable for any Damage in excess of such Controlling Stockholders’ Pro Rata Share of such Damage.

(e)           Priority.  Any indemnification obligations of the Securityholders hereunder shall be satisfied first from the Escrow Fund.

(f)            Mitigation.  Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event which would reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

(g)           Knowledge.  No claims by any Indemnified Person shall be so asserted for any breach of a representation, warranty, covenant or agreement contained in this Agreement if such party had knowledge of such breach or the facts or circumstances giving rise to such breach, other than as a result of information provided orally or in writing or otherwise made available to Parent or any of Parent’s employees, officers, directors, agents or affiliates by Company or any of Company’s employees, officers, directors, agents or affiliates, at the date of this Agreement or otherwise prior to or at the time of Closing and not included on the Company Disclosure Schedule.

(h)           Third Party Claims.

(i)           Any Indemnified Person entitled to make a claim for indemnification hereunder shall promptly notify the Indemnifying Person and the Stockholders’ Representative, if applicable, of any third party claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor.  The Indemnifying Person will be relieved of its indemnification obligations hereunder only to the extent that the defense of the third party claim is materially prejudiced by the Indemnified Person’s failure to give such prompt notice.  The Indemnifying Person shall respond to each such claim within 30 days of receipt of such notice (or such shorter period as is necessary to comply with the response requirements of such third party claim).  No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Person (unless reasonably necessary to protect the rights of the Indemnified Person) until the later of (A) the expiration of the 30-day response period or such shorter period, if applicable, or (B) 30 days following the expiration of the 30-day response period if a response, received within such 30-day period by the Indemnified Person, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

(ii)           Except as provided in Subsection 9.1(h)(iii), the Indemnifying Person (the Stockholders’ Representative (on behalf of the Seller Indemnifying Persons) if the Indemnifying Person is a Seller Indemnifying Person) may elect to assume the defense of any third party claim, at its own expense, with counsel reasonably satisfactory to the Indemnified Person, by giving written notice to the Indemnified Person of its election to assume the defense of the third party claim no later than ten Business Days after the Indemnified Person gives notice of the assertion of a third party claim under Subsection 9.1(h)(i).  If the Indemnifying Person elects to assume the defense of a third party claim (A) it shall diligently conduct the defense and, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the third party claim other than reasonable costs of investigation, and (B) the Indemnified Person shall cooperate fully with the Indemnifying Person and make available to the Indemnifying Person all pertinent information under its control; provided that the Indemnified Person may participate in any proceeding with counsel of its choice at its expense.  If the Indemnified Person reasonably concludes (based on the advice of counsel) that there are legal defenses available to it which are different than or additional defenses conflict with those of the Indemnifying Person, the Indemnified Person may employ its own counsel at the expense of the Indemnifying Person, it being understood that the Indemnifying Person shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to one firm of attorneys acting as local counsel).  No compromise or settlement of such third party claim may be effected by the Indemnifying Person without Indemnified Person’s written consent unless the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the third party bringing the third party claim.

(iii)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a third party claim may materially and adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such third party claim.

(iv)           If the Indemnifying Person shall fail to undertake any such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Person’s expense, which expenses shall be treated as Damages for purposes of Section 9.1 and which reimbursement obligation shall be subject to the limitations on indemnification set forth in this Article 9.  If the Indemnified Person assumes the defense of any such claim or proceeding pursuant to this Subsection 9.1(h)(iv) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Person shall give the Indemnifying Person prompt written notice thereof and the Indemnifying Person shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding in the event the Indemnifying Person agrees to assume liability for any Damages (subject to the limitations on indemnification contained in this Article 9) arising from such claim or proceeding.

(v)           Each of the Indemnifying Person and the Indemnified Person shall cooperate in good faith with the other party and shall make available to the other party all pertinent information under its control and reasonably requested by the other party.  Such cooperation shall include, without limitation, (A) assisting in the collection and preparation of discovery materials, (B) meeting with (and making employees available to meet with) the Indemnifying Person and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial, and (C) providing to the Indemnifying Person and/or its counsel all information under its control that is reasonably deemed necessary by Indemnifying Person and/or its counsel for the defense or prosecution of such matter.

(i)             Notwithstanding the foregoing, the Seller Indemnifying Persons shall have the exclusive right to defend, compromise or settle any claim for any amount payable in respect of any Dissenting Share in excess of the Final Merger Consideration attributed to such Dissenting Share and any issues reasonably related thereto.

(g)  Damages.  In determining the amount of any Damages for which any Parent Indemnified Person is entitled to assert a claim for indemnification hereunder, the amount of any such Damages shall be determined after deducting therefrom the amount of any proceeds (after giving effect to any applicable deductible or retention) actually received by Parent, the Surviving Corporation or any of its Subsidiaries in respect of such Damages pursuant to a Tax Benefit, an insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which Parent, Company or their Affiliates is a party or has rights (collectively, the “Alternative Arrangements”).  If an indemnification payment is received by Parent, and Parent, the Surviving Corporation or any of its Subsidiaries later receives proceeds referenced in the immediately preceding sentence, Parent shall immediately pay to the Stockholders’ Representative, for the benefit of the Securityholders, a sum equal to the lesser of (i) the actual amount of such proceeds, or (ii) the actual amount of the indemnification payment previously paid by or on behalf of the Securityholders with respect to such Damages.  For purposes hereof, “Tax Benefit” shall mean (i) any refund of Taxes paid or (ii) the amount the liability for Taxes for the taxable period, calculated by excluding the relevant amount of credit, deduction, or Damages, would exceed such party’s actual liability for Taxes for such period, calculated by taking into account the relevant amount of credit, deduction, or Damages, in each case computed at the highest marginal Tax rates applicable to the recipient of such benefit.  Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, seek full recovery under all Alternative Arrangements covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder.

(h)  No Consequential Damages.  In no event shall an Indemnification Person be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages (including loss of future revenue, income or profits or loss of business reputation or opportunity) or punitive damages (except to the extent that any such damages are paid to a third party) and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages.

(i)   Balance Sheet Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have no right to indemnification hereunder with respect to any Damages or alleged Damages to the extent such matter was taken into account as a liability or reserve on the Closing Balance Sheet or otherwise included in the calculation of the Final Merger Consideration.

9.2          Escrow Period; Release From Escrow.

(a)           Termination of Escrow.  The Escrow Period shall terminate upon the Initial Termination Date; provided, that a portion of the Escrow Fund that, in the reasonable judgment of Parent subject to the objection of the Stockholders’ Representative, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.

(b)          Release.

(i)           Within three Business Days after the first anniversary of the Closing Date (the “First Release Date”), the Escrow Agent shall release from escrow to each Controlling Stockholder who has complied with Section 2.7 such Controlling Stockholder’s Pro Rata Share of the amount, if any, by which (x) $1,500,000 exceeds (y) the sum of (A) all Damages paid pursuant to Section 9.3 and payments made to Parent pursuant to Section 2.9(c) through the first anniversary of the Closing Date, plus (B) all amounts subject to dispute pursuant to Section 9.4 as of the first anniversary of the Closing Date.

(ii)           Within three Business Days after the Initial Termination Date (the “Second Release Date”), the Escrow Agent shall release from escrow to each Controlling Stockholder who has complied with Section 2.7 an amount equal to such Controlling Stockholder’s Pro Rata Share of the amount, if any, by which (x) $1,500,000 exceeds (y) the sum of (A) all Damages paid pursuant to Section 9.3 and payments made to Parent pursuant to Section 2.9(c) from the first anniversary of the Closing Date through the date that is 20 months after the Closing Date, plus (B) all amounts subject to dispute pursuant to Section 9.4 as of the date that is 20 months after the Closing Date.

(iii)           As of each Release Date, the Escrow Consideration shall be determined by deducting from the Escrow Consideration determined pursuant to Subsections 2.6(a) through 2.6(c), all amounts paid to Parent for indemnification pursuant to this Article 9 prior to such Release Date and all amounts to be held in the Escrow Fund beyond the end of the Escrow Period pursuant to Subsection 9.2(a).  After the release of the applicable Per Share Escrow Consideration pursuant to Subsection 9.2(b)(ii), the applicable Per Share Escrow Consideration shall be recalculated each time a portion of the Escrow Fund is released to the Controlling Stockholders taking into consideration all amounts paid to Parent for indemnification pursuant to this Article 9, all amounts to be continued to be held in the Escrow Fund and all amounts previously paid to the Controlling Stockholders.  Any portion of the Escrow Fund held as a result of Subsection 9.2(a) shall be released to the Controlling Stockholders or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim involved.

9.3           Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent on or before Second Release Date of  a certificate of an officer of Parent (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Seller Indemnifying Parties set forth in Section 9.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 9, deliver to Parent out of the Escrow Fund, as promptly as practicable, immediately available funds or other assets held in the Escrow Fund having a value equal to such Damages.

9.4          Objections to Claims.

(a)           Written Notice.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders’ Representative.  For a period of 30 days after such delivery, the Escrow Agent shall make no delivery of funds or other property pursuant to Section 9.3 hereof unless the Escrow Agent shall have received written authorization from the Stockholders’ Representative to make such delivery.  After the expiration of such 30-day period, the Escrow Agent shall make delivery of the funds or other property in the Escrow Fund in accordance with Section 9.3 hereof, provided that no such payment or delivery may be made if the Stockholders’ Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such 30 day period.

(b)           Negotiation and Resolution.  In case the Stockholders’ Representative shall so object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have 30 days to respond in a written statement to the objection of the Stockholders’ Representative.  If after such thirty 30-day period there remains a dispute as to any claims, the Stockholders’ Representative and Parent shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the funds or other property from the Escrow Fund in accordance with the terms thereof.

9.5          Stockholders’ Representative.

(a)  In order to administer efficiently the defense and/or settlement of any claims for Damages for which the Controlling Stockholders may be required to indemnify Parent and its Affiliates pursuant to Section 9.1(b) hereof, and otherwise, each of the Controlling Stockholders does hereby, and each of the other Securityholders by their execution of the Letter of Transmittal or the Option Acknowledgement Form, irrevocably make, constitute and appoint the Stockholders’ Representative as their agent, attorney in fact and representative (with full power of substitution in the premises), and, by their execution hereof, the Stockholders’ Representative hereby accepts such appointment.

(b)  The Stockholders’ Representative is hereby authorized (i) to take all action necessary in connection with the defense and/or settlement of any claims for Damages (including the power to compromise any indemnity claim on behalf of the Securityholders and to transact matters of litigation) for which the Securityholders may be required to indemnify the Parent and its Affiliates pursuant to Section 9.1(b) hereof, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which all of the Securityholders are subject, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)           to execute and deliver the Escrow Agreement and any amendments thereto as the representatives of the Securityholders; to execute any instructions or directions to the Escrow Agreement with respect to disbursements or other matters thereunder; to pay any expenses of the Securityholders from the Holdback Amount; and to take such further actions under the Escrow Agreement as the Stockholders’ Representative deems to be necessary or appropriate;

(ii)          to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)         to execute and deliver all amendments and waivers to this Agreement that the Stockholders’ Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)         to receive funds, make payments of funds, and give receipts for funds;

(v)          to appoint a paying agent for the disbursement of funds to the Securityholders pursuant to this Agreement;

(vi)         to receive funds for the payment of expenses of the Securityholders (including, without limitation, the Holdback Amount), to deposit such funds in such accounts as the Stockholders’ Representative deems appropriate and apply such funds in payment for such expenses;

(vii)        to do or refrain from doing any further act or deed on behalf of the Securityholders that the Stockholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Securityholders could do if personally present;

(viii)       to receive service of process in connection with any claims under this Agreement; and

(ix)         to engage attorneys, accountants and other professionals and experts (the Stockholders’ Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Representative based on such reliance shall be deemed conclusively to have been taken in good faith).

(c)  In the event that the Stockholders’ Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Securityholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, shall select another representative to fill such vacancy and such substituted representative shall be deemed to be a Stockholders’ Representative for all purposes of this Agreement.

(d)  All decisions and actions by the Stockholders’ Representative, including the defense or settlement of any claims for Damages for which the Securityholders may be required to indemnify Parent and its Affiliates pursuant to Section 9.1(b) hereof, shall be binding upon all of the Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(e)  The Parent shall be able to rely conclusively on the instructions and decisions of the Stockholders’ Representative as to the determination of the Final Merger Consideration and the settlement of any claims for Damages for which the Securityholders may be required to indemnify Parent and its Affiliates pursuant to Section 9.1(b) hereof and any other actions required to be taken by the Stockholders’ Representative hereunder, and no party hereunder or Securityholder shall have any cause of action against Parent or Merger Sub for any action taken by Parent or Merger Sub in reliance upon the instructions or decisions of the Stockholders’ Representative.

(f)  All actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the Securityholders, and no Securityholder shall have any cause of action against the Stockholders’ Representative for any action taken or not taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for fraud, gross negligence or willful misconduct by the Stockholders’ Representative.

(g)  The provisions of this Section 9.5 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated by this Agreement.

(h)  The provisions of this Section 9.5 shall be binding upon the heirs, legal representatives; successors and assigns of each holder of Company Capital Stock or Company Options, and any references in this Agreement to a Securityholder or the Securityholders shall mean and include the successors to the rights of the Securityholders hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

(i)  All reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Stockholders’ Representative in connection with this Agreement (the “Stockholders’ Representative’s Expenses”) shall be jointly and severally borne by each Controlling Stockholder; provided that in lieu of seeking payment of the Stockholders’ Representative’s Expenses from the Controlling Stockholders, the Stockholders’ Representative may obtain payment thereof from the Holdback Amount and amounts payable to the Controlling Stockholders pursuant to Section 4 of the Escrow Agreement; provided that the Controlling Stockholders hereby agree that each Controlling Stockholder shall pay and be responsible for such Controlling Stockholder’s Pro Rata Share of all Stockholders’ Representative’s Expenses, such that if the Stockholders’ Representative makes a claim against any Controlling Stockholder with respect to any Stockholders’ Representative’s Expenses in excess of such Controlling Stockholder’s Pro Rata Share thereof, then the other Controlling Stockholders agree to indemnify, contribute, reimburse and/or pay to such Controlling Stockholder such amount as shall be necessary to effect the Pro Rata Share of all Stockholders’ Representative’s Expenses.  If the Stockholders’ Representative desires to obtain payment of the Stockholders’ Representative’s Expenses from amounts payable to the Controlling Stockholders pursuant to Section 4 of the Escrow Agreement, it shall give notice to Parent and the Escrow Agent specifying the amount thereof in reasonably itemized detail, with a copy thereof to all Controlling Stockholders.  Unless Parent receives an objection to any such payment from a majority of the voting power represented by the shares of Company Capital Stock issued to the Controlling Stockholders immediately prior to the Effective Time within thirty (30) days of such notice, Parent shall provide its written instruction to the Escrow Agent to make such payment to the Stockholders’ Representative from amounts payable to the Controlling Stockholders under Section 4 of the Escrow Agreement; provided, however, that Parent shall not be required to agree to the release of such funds prior to the First Release Date.  If Parent receives an objection to such payment from majority of the voting power represented by the shares of Company Capital Stock issued to the Controlling Stockholders immediately prior to the Effective Time, then the Escrow Agent or Parent, as the case may be, shall reserve from any payment to be made to the Controlling Stockholders the amount of the disputed Stockholders’ Representative’s Expenses and shall distribute such amount only upon withdrawal of such objection by such Controlling Stockholders.

(j)  Indemnification of the Stockholders’ Representative.  The Controlling Stockholders party hereto and the Securityholders executing a Letter of Transmittal or an Option Acknowledgement Form agree to jointly and severally indemnify the Stockholders’ Representative (in its capacity as such) against, and to hold the Stockholders’ Representative (in its capacity as such) harmless from, any and all Damages and other liabilities and expenses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Stockholders’ Representative in such capacity in any way relating to or arising out of his action or failure to take action pursuant to this Agreement or any other agreement or document contemplated by this Agreement except to the extent that such Damages and other expenses are caused or contributed to by the gross negligence, unlawful conduct or willful misconduct by the Stockholder's Representative; provided that the Controlling Stockholders hereby agree that each Controlling Stockholder shall pay and be responsible for such Controlling Stockholder’s Pro Rata Share of such indemnification claim by the Stockholders’ Representative, such that if the Stockholders’ Representative makes an indemnification claim against any Controlling Stockholder in excess of such Controlling Stockholder’s Pro Rata Share thereof, then the other Controlling Stockholders agree to indemnify, contribute, reimburse and/or pay to such Controlling Stockholder such amount as shall be necessary to effect the Pro Rata Share of such indemnification obligation. The Stockholders' Representative shall be entitled to any such payments out of the Escrow Fund.

(e)            Initial Stockholders’ Representative.  Hanover Partners, LLC shall be the initial Stockholders’ Representative and shall serve as the Stockholders’ Representative until its resignation.  Upon the resignation of Hanover Partners, LLC as Stockholders’ Representative, the Securityholders that held a majority of the voting power represented by the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall select a new Stockholders’ Representative.  Each time a new Stockholders’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing.

(f)           No Obligations of Parent or Merger Sub.  The provisions of this Section 9.5 shall in no way impose any obligations on Parent or Merger Sub.  In particular, notwithstanding any notice received by Parent or Merger Sub to the contrary, Parent and Merger Sub (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Securityholders or any other Person with respect to, actions, decisions and determinations of the Stockholders’ Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Stockholders’ Representative are fully authorized by all of the Stockholders.

ARTICLE 10

GENERAL PROVISIONS

10.1        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) upon receipt if delivered personally, (b) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested, (c) one Business Day after it is sent by commercial overnight courier service, or (d) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)	if to Parent, Merger Sub or, following the Closing, Company, to:

Stratasys, Inc.
7665 Commerce Way
Eden Prairie, Minnesota  55344
Attention:  Robert F. Gallagher, CFO
Facsimile No.:   952-906-2266
Telephone No.:  952-397-3000
email: robert.gallagher@stratasys.com

with a copy (which shall not constitute effective notice) to:

McLaughlin & Stern, LLP
260 Madison Avenue
New York, New York  10016
Attention:  Eric Honick, Esq.
Facsimile No.:  212-448-0066
Telephone No.: 212-448-1100
Email: ehonick@McLaughlinStern.com

(b)	if to Company (prior to the Effective Time), to:

Solidscape, Inc.
316 Daniel Webster Highway
Merrimack, NH 03054-4115, USA
Attention:  David R. Bothwell
Facsimile No.:  603-424-1850
Telephone No.: 603-429-9700
Email: dbothwell@solid-scape.com

with a copy (which shall not constitute effective notice) to:

McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109
Attention:  Mark B. Stein, Esq.
Facsimile No.:  617-535-3800
Telephone No.:  617-535-4048
Email:  mstein@mwe.com

(c)           if to Stockholders’ Representative, to:

Hanover Partners, LLC
340 Oswego Pointe Dr.
Lake Oswego, OR  97034
Attention:  Andrew Ford
Facsimile No.:  503-699-6490
Telephone No.:  503-699-6410
email:  andyf@hanoverpartners.com

with a copy (which shall not constitute effective notice) to:

McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109
Attention:  Mark B. Stein, Esq.
Facsimile No.:  617-535-3800
Telephone No.:  617-535-4048
Email:  mstein@mwe.com

10.2           Expenses.  Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

10.3           Amendment.  The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by Parent, Company and the Stockholders’ Representative, and any such modification, amendment or waiver shall be binding on each of the parties hereto and each party bound by this Agreement.  Notwithstanding the foregoing, this Agreement may not be amended or modified, and no provision hereof may be waived, in each case, in any way that would adversely affect the rights of a Controlling Stockholder hereunder in a manner disproportionate to any adverse effect such amendment, modification or waiver would have on the rights of any other Controlling Stockholder hereunder, without the written consent of such Controlling Stockholder, or in a way that would adversely affect the rights of HighPoint Capital Holdings, LLC with respect to its liability to a Parent Indemnified Person for Damages set forth in this Agreement.

10.4           Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

10.5           Interpretation.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement means that the information referred to has been made available if to the party by email, physical delivery or pursuant to an online data room.  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 3, 2011.  Unless otherwise specified, any references to any Law shall be construed as a reference thereto as amended, restated or supplemented from time to time and any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated or supplemented from time to time and includes all schedules and exhibits thereto.  Unless otherwise specified herein, any reference to “dollars” or “$” or other dollar amounts in this Agreement shall mean the lawful currency of the United States.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any Person means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such person and its subsidiaries, taken as a whole.

10.6           Third-Party Beneficiaries.  Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Securityholders. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Securityholders any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

10.7           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

10.8           Entire Agreement; Nonassignability; Successors and Assigns.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto.

10.9           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.10           Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.11           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

10.12           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.13           Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement (other than a dispute governed by Section 2.9, which shall be governed by the terms of Section 2.9) or any related agreement shall:

(a)           Negotiations by Senior Management.  Any controversy or claim arising out of or relating to this Agreement (other than a dispute governed by Section 2.9, which shall be governed by the terms of Section 2.9) or any related agreement (a “Dispute”), shall first be submitted to the Stockholders’ Representative (on behalf of the Securityholders) and a senior executive of Parent with authority to resolve the Dispute (the “Senior Manager”).  The Stockholders’ Representative and the Senior Manager will meet as soon as possible, on no less than five (5) days’ written notice, unless specifically agreed otherwise and shall negotiate in good faith.  The Stockholders’ Representative and the Senior Manager shall examine any submissions by the parties, and shall, if the Dispute cannot be resolved immediately, agree to convene for further negotiations aimed at resolving the Dispute.  Should the Stockholders’ Representative and the Senior Manager be unable to resolve the Dispute within thirty (30) days after commencement of negotiation by such individuals, either party may, by delivery of written notice to the other, submit the Dispute to arbitration in accordance with Section 10.13(b).

(b)           Arbitration.  Any Dispute not resolved pursuant to Section 10.13(a) above shall be settled by arbitration in accordance with the following provisions:

(i)           Disputes Covered.  The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement (other than a dispute governed by Section 2.9, which shall be governed by the terms of Section 2.9), any related agreement or any of the transactions contemplated hereby. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to the transactions contemplated by this Agreement, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(ii)          Location. The location for the arbitration shall be Minneapolis, Minnesota.

(iii)         Law. The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(iv)        Selection.  There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Parent shall select one arbitrator and the Stockholders’ Representative shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10)-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties.

(v)         Administration.  The arbitration shall be administered by the American Arbitration Association.

(vi)        Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this section, the provisions of this section shall prevail.

(vii)        Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work product doctrine applies.

(viii)       Decision. The arbitrators' decision shall provide a reasoned basis for the resolution of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages or award any other damages that are excluded under the provisions of this Agreement.

(ix)         Expenses.  Parent and Merger Sub, on the one hand, and Company  (prior to Closing), the Controlling Stockholders and the Stockholders’ Representative, on the other hand, shall bear their own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(x)          Remedies; Award.  The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in State of Minnesota. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

***********************

Signature Page Follows

AGREEMENT AND PLAN OF MERGER
Signature Page

IN WITNESS WHEREOF, Company, Parent, Merger Sub, Stockholders’ Representative and Controlling Stockholders have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers or other persons thereunto duly authorized, all as of the date first written above.

SOLIDSCAPE, INC.

By:	/s/ David R. Bothwell
David R. Bothwell
Chief Executive Officer

STRATASYS, INC.

By:	/s/ S. Scott Crump
S. Scott Crump
Chief Executive Officer

GRANITE ACQUISITION CORPORATION

By:	/s/ S. Scott Crump
S. Scott Crump
Chief Executive Officer

CONTROLLING STOCKHOLDERS:

/s/ David R. Bothwell
David R. Bothwell

HIGHPOINT CAPITAL HOLDINGS, LLC

By:	/s/ Jake Garmey
	Name:	Jake Garmey
	Title:	Managing Director

AGREEMENT AND PLAN OF MERGER
Signature Page

TUCKERMAN CAPITAL II, L.P.

By:	Tuckerman Investments, LLC,
its General Partner

By:	/s/ Peter Milliken
	Name:	Peter Milliken
	Title:	Manager

TUCKERMAN CAPITAL III, L.P.

By:	Tuckerman Investments, LLC,
its General Partner

By:	/s/ Peter Milliken
	Name:	Peter Milliken
	Title:	Manager

HANOVER PARTNERS, LLC

By:	/s/ Andrew N. Ford
	Name:	Andrew N. Ford
	Title:	Managing Member

STOCKHOLDERS’ REPRESENTATIVE:

HANOVER PARTNERS, LLC

By:	/s/ Andrew N. Ford
	Name:	Andrew N. Ford
	Title:	Managing Member